Exhibit 99

PROGRESSIVE

The Progressive Corporation

# REPORT ON LOSS RESERVING PRACTICES

JUNE 2009

PROGRESSIVE

Preface

The artwork1 on the cover of The Progressive Corporation’s 2009 Report on Loss Reserving Practices represents Loss Reserving’s expanded ability to carry averages by limit groups with varying dollar thresholds for each group. This allows us to better capture the true shape of the loss environment.

The primary purpose of this report is to help interested stakeholders better understand our loss reserving process and how it affects our financial results. Reserves in this report refer to loss and loss adjustment expense reserves.

The 2009 Report on Loss Reserving Practices is very similar to the 2008 report. However, we updated financial information throughout the report, and we included our latest process enhancements in Section V.

As the Appendix is a separate document, you can electronically link to it anywhere that you see the blue underlined word: Appendix.

Consistent with Progressive’s culture of self-examination, our analysis of loss reserves demands continuous change and continuous improvement. Each section of this report focuses on a different aspect of our reserving process.

•	Section I provides an overview of our financial objectives and results, and explains why accurate reserving is important.

•

Section II defines reserve development and describes how it affects our financial results, and how historical results compare to our goal of having total reserves that are adequate and develop with minimal variation.

•	Section III defines the types of reserves, how they are related and how we analyze them.

•	Section IV describes how and why we estimate our required reserves by segment.

•	Section V presents the process enhancements we introduced in 2008.

•	Section VI defines many of the terms we use throughout the report.

•

Sections VII and VIII in the Appendix present two case studies of segment reserve reviews – one for loss reserves and one for loss adjustment expense (LAE) reserves, including discussion of the issues we consider and the calculations involved.

The 2009 Report on Loss Reserving Practices was revised by Erin Howard, Martin Hoehler, Brian Stewart and Gary Traicoff. Despite the technical nature of our reserve analysis, we strive to make this report as accessible and understandable as possible to a wide audience. We welcome your comments so that we may continue to enhance it. Comments and questions should be directed to Al Neis, Corporate Actuary or Gary Traicoff, Actuarial Manager, at The Progressive Corporation, 6300 Wilson Mills Road, Mayfield Village, Ohio 44143 or e-mailed to al_neis@progressive.com or gary_traicoff@progressive.com.

[1]	Artwork for the cover of this report was designed by Martin Hoehler and Matthew Dillon

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Statements in this report that are not historical fact are forward looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. These risks and uncertainties include, without limitation, uncertainties related to estimates, assumptions, and projections generally; inflation and changes in economic conditions (including changes in interest rates and financial markets); the financial condition of, and other issues relating to the strength of and liquidity available to, issuers of securities held in our investment portfolios and other companies with which we have ongoing business relationships, including counterparties to certain financial transactions; the accuracy and adequacy of our pricing and loss reserving methodologies; the competitiveness of our pricing and the effectiveness of our initiatives to retain more customers; initiatives by competitors and the effectiveness of our response; our ability to obtain regulatory approval for requested rate changes and the timing thereof; the effectiveness of our brand strategy and advertising campaigns relative to those of competitors; legislative and regulatory developments; disputes relating to intellectual property rights; the outcome of litigation pending or that may be filed against us; weather conditions (including the severity and frequency of storms, hurricanes, snowfalls, hail, and winter conditions); changes in driving patterns and loss trends; acts of war and terrorist activities; our ability to maintain the uninterrupted operation of our facilities, systems (including information technology systems), and business functions; court decisions and trends in litigation and health care and auto repair costs; and other matters described from time to time in our releases and publications, and in our periodic reports and other documents filed with the United States Securities and Exchange Commission. In addition, investors should be aware that generally accepted accounting principles prescribe when a company may reserve for particular risks, including litigation exposures. Accordingly, results for a given reporting period could be significantly affected if and when a reserve is established for one or more contingencies. Also, our regular reserve reviews may result in adjustments of varying magnitude as additional information regarding pending loss and loss adjustment expense reserves becomes known. Reported results, therefore, may be volatile in certain accounting periods.

Table of Contents

Section I – About Progressive
Our Business	1
2008 Business Highlights	1
Our Financial Objectives	1
Relationship Between Loss Reserving and Pricing Functions	2

Section II – About Reserves and Development
Definition and Stated Goals	4
Calendar Year versus Accident Year	4
Paid Development Patterns	5
Reserve Development	6
External Reporting of Reserve Changes and Reserve Development	9
Internal Reporting of Reserve Changes and Reserve Development	10

Section III – Types of Reserves
Loss Reserves	11
Case Reserves	11
Incurred But Not Recorded (IBNR) Reserves	13
Loss Adjustment Expense (LAE) Reserves	15
Involuntary Market Operating Loss Reserves	16
Other Considerations to Reserves	16

Section IV – Estimating Loss Reserves
Segmentation of Reserves for Analysis	18
Projections of Ultimate Losses	19

Section V – Process Enhancements Introduced in 2008
Additional segmentation by limits and by age	21

Section VI – Terms and Definitions	22

Section VII – Case Study: Loss Reserve Review	Appendix

Section VIII – Case Study: Loss Adjustment Expense Reserve Review	Appendix

Copyright © Progressive Casualty Insurance Company. All Rights Reserved.

Section I – About Progressive

Our Business

The Progressive insurance organization (referred to as “Progressive” or the “Company”) began in 1937. Since that time, we have worked hard to continuously improve our products and services. Today, we offer competitive rates and 24-hour, in-person and online services to personal lines and commercial auto drivers throughout the United States.

We seek to become Consumers’ No. 1 Choice for Auto Insurance through creation of a consumer proposition based on “fast, fair and better.” The Company predominantly writes insurance for personal and commercial automobiles, as well as motorcycles, recreational vehicles and watercraft. Progressive Insurance is available directly through the Company over the telephone and on the Internet, as well as through more than 30,000 independent insurance agencies that represent the Company and brokerages in New York and California.

2008 Business Overview

In 2008, Progressive generated a net loss of $70.0 million, or $.10 per share, driven by $1.4 billion of net realized losses in our investment portfolio. From an operations standpoint, the Company generated an underwriting profit of 5.4%, which exceeded our targeted goal of 4%. The Company had a 1% decrease in net premiums written, but companywide policies in force, our preferred measure of growth, increased 3%. 2008 resulted in a Return on Shareholders Equity (ROE) of (1.5)%2 and a Comprehensive ROE of (13.3)%3.

Our Financial Objectives

At Progressive, we measure ourselves against two specific goals designed to maximize the value of our Company. Our most important goal is for our insurance subsidiaries to produce an aggregate calendar year 4% underwriting profit. Second, we seek to grow our business as fast as possible so long as doing so is consistent with our profitability objective and our ability to provide high quality service to our customers. We communicate these two corporate goals to every Progressive employee and work together to achieve them.

Loss reserving is an activity that is central to the achievement of our goals. It involves estimating the magnitude and timing of future claim payments and loss adjusting expenses (LAE) for accidents that have already occurred. These estimates take into account not only claims that are in the process of being settled, but also claims on accidents that have happened but have not yet been recorded by the Company. At year-end 2008, Progressive’s estimated gross loss and LAE reserves amounted to $6.2 billion.

Our financial policies define our allocation of risk, which is the chance that actual events turn out to be significantly different than expected and result in a loss of capital. Our Risk Management

2 Based on net income.

3 Use of Comprehensive ROE is consistent with the Company’s policy to manage on a total return basis and reflects changes in unrealized gains and losses on securities held in our portfolio. For Progressive, Comprehensive ROE consists primarily of:

[Net income + changes in unrealized security gains, net of tax] / [average shareholders’ equity].

To review all components of Progressive’s Comprehensive ROE, refer to our Consolidated Statement of Changes in Shareholders’ Equity and related Notes in our 2008 Annual Report to Shareholders, which is attached as an appendix to the Company’s 2009 Proxy Statement.

®Net Promoter® is a registered trademark of Satmetrix Systems, Inc.

area identifies, quantifies, and in some instances manages risks to which Progressive is subject. Our risks are classified into the following three categories:

•	Operating – Monitor pricing and reserving discipline
•	Financing – Maintain sufficient capital to support insurance operations
•	Investing – Maintain a liquid, diversified, high-quality investment portfolio

Loss reserving is an operating risk because significant variations in loss reserve estimates affect our operating profit and our ability to price accurately.

Relationship Between Loss Reserving and Pricing Functions

Unlike most industries, insurers do not know their costs until well after a sale has been made. Therefore, one of the most important functions for an insurance company is to set rates, or “pricing.” The goal of our pricing function is to properly evaluate future risks the Company will assume but has not yet written. Estimates of future claim payments are essential for accurately measuring Progressive’s underwriting profit and for determining whether pricing changes are needed to achieve the Company’s underwriting target. Reserve estimates that are too low can lead to the conclusion that pricing is adequate when it is not, so we may fail to achieve our underwriting target in future periods, and we may experience unprofitable growth. Reserve estimates that are too high may lead to inflated prices, potentially limiting competitive opportunities.

Our product-focused business units continue to seek ways to advance the science of rate making to achieve accurate cost-based pricing at the finest level our data will support. This allows us to more accurately match our rates with expected loss costs by risk classification.

The role of the pricing function is to determine rates that are adequate to achieve our profitability goals without being excessive or unfairly discriminatory to consumers. Although the pricing function is very different from the loss reserving function, the data used is consistent between the functions. Typical information that the loss reserving area shares with the pricing organization includes:

•	overall changes in the level of reserves by type of reserve (see Section III)
•	history of claim development and selected ultimate losses by accident period
•	changes in selected ultimate loss amounts over time
•	selected severity by historical accident period and resulting trends
•	selected frequency by historical accident period and resulting trends
•	changes in actuarially determined case average reserves by age (see Section III)
•	changes in the level of average adjuster case reserve estimates (see Section III)
•	changes in claim closure rates
•	changes in the rate of claims closed without payment (CWP rate)

Judgments made by both the loss reserving and pricing areas consider additional issues. Growth and process changes may cause claims to settle faster or slower than previous experience. Changes in regulatory requirements made by state insurance departments, in the mix of business, and in the underwriting process may also contribute to unexpected changes in the data.

We use a cost-plus strategy in pricing, beginning with the projected ultimate losses and LAE. The Pricing Department estimates the ultimate losses and LAE for each coverage for the state under review. Their projection methods are similar to those used by the loss reserving area, as described in Section IV.

Trend selections have a significant impact on how much the rates will change. Changes in the average cost of a claim (severity trend), in the proportion of insured cars that have a claim

(frequency trend), and in average premium adjusted for current rate levels (premium trend) are analyzed and selected.

The loss reserving team meets regularly with the product management, pricing and claims teams to discuss these issues.

Section II – About Reserves and Development

Definition and Stated Goals

Reserves are liabilities established on our balance sheet as of a specific accounting date and are estimates of the unpaid portion of what we ultimately expects to pay out on claims for insured events (claims) that occurred by the accounting date, whether or not those claims have been recorded by Progressive. These estimates are reported net of the amounts recoverable from salvage and subrogation (see Glossary). Loss reserves are our best estimate of future payments to claimants, and loss adjustment expense (LAE) reserves are the estimated future expense payments related to claims settlement. The types of reserves are explained further in Section III.

We estimate the needed reserves based on facts and circumstances known at the time the loss and LAE costs are evaluated. There is inherent uncertainty in the process of establishing property and casualty loss and LAE reserves, caused in part by changes in the Company’s mix of business (by state, policy limit, etc.), changes in claims staffing and claims processes, inflation on automobile repair costs and medical costs, changes in state legal and regulatory environments, and unexpected judicial decisions regarding lawsuits, changes in theories of liability, and interpretation of insurance policy provisions.

Progressive’s goal is to ensure that total reserves are adequate to cover all loss and LAE costs while sustaining minimal variation from the time reserves are initially established until losses are fully developed.

The Corporate Actuary is accountable for the reserve adequacy and accuracy. The Loss Reserving area reports to the Corporate Actuary and is part of the corporate Finance Department. Product management and pricing are in the three marketing areas — Personal Auto, Commercial Auto and Special Lines (RV, motorcycle, boat, etc.). The Loss Reserving area works closely with the marketing and claims areas to fully understand the underlying data used in our reviews. The Corporate Actuary uses this information to make the reserving decisions independent of the marketing and claims areas.

In order to make the most accurate estimation, we analyze our reserves by “loss reserving segments of business,” which Loss Reserving generally defines by state/product/coverage groupings with reasonably similar loss characteristics. Reserve estimation and segmentation are further explained in Section IV, and our analysis of reserves is described in greater detail in the Appendix, which presents reserve reviews for losses and loss adjustment expenses for sample segments, including discussion of the issues we consider during the analysis and the calculations involved.

Calendar Year versus Accident Year

Financial statements report data on a calendar year basis. However, payments and reserve changes may be made on accidents that occurred in prior years, thus not giving an accurate picture of the business that is currently insured. Therefore, it is important to understand the difference between calendar year and accident year losses. (Note that calendar year and accident year concepts may be applied to periods other than annual periods.)

Calendar Period Losses consist of payments and reserve changes that are recorded on the Company’s financial records during the period in question, without regard to the period in which the accident occurred. Calendar period results do not change after the end of the period, even as new claim information develops.

Accident Period Losses consist of payments and reserves for losses that occurred in a particular period (i.e., the “accident period”). Accident period results will change over time as the estimates of losses change due to payments and reserve changes for all accidents that occurred during that period. Projection of ultimate losses by accident period is an important part of the reserve analysis.

Paid Development Patterns

Incurred losses consist of payments and reserve changes, so it is important to understand paid development patterns. The longer a claim is expected to stay open (not settled), the more difficult it is to establish an accurate reserve at the time the accident is reported. Since injury claims tend to take longer to settle than property claims, a company’s total reserve estimates for injury claims are more sensitive to the uncertainties mentioned above, such as changes in mix of business, inflation, and legal, regulatory and judicial issues. As more information is obtained about open claims, the reserves are revised accordingly. The ultimate amounts, however, are not known until the claims are settled and paid.

The following chart compares the time it takes to settle a typical portfolio of bodily injury liability claims versus a typical portfolio of property damage liability claims. Each annual development point represents the cumulative percent of paid dollars for accidents that occur in the first year.

Reserve Development

The ultimate paid losses, (i.e., the estimate of the expected paid losses) and ultimate loss adjustment expenses may deviate, perhaps substantially, from point-in-time estimates of reserves contained in our financial statements. The actual claims payments in subsequent calendar years may exceed or may be less than the year-end carried loss reserves causing losses incurred in subsequent calendar years to be higher or lower than anticipated. Changes in the estimated ultimate cost of claims are referred to as development.

There are several ways for reserve development to occur.

•	Claims settle for more or less than the established reserves for those claims.
•	Adjuster reserve estimates on open (reported) claims change.
•	Average reserves set by Loss Reserving for open (reported) claims change.
•	Unrecorded claims emerge (i.e., they are recorded after the accounting date) at a rate greater or less than anticipated. This can be due to either or both of the following:

¡      The actual number (frequency) of “late reported” claims differs from the estimate.

¡       The average amount (severity) of these claims differs from the estimate.

•	Loss Reserving’s estimates of future emergence patterns on unreported claims change
•	Salvage and subrogation recoveries are greater or less than anticipated.
•	Changes in earned premium affect carried IBNR (incurred but not recorded) reserves, which are calculated as a percentage of earned premium.

Exhibit 2 illustrates Progressive’s reserve development over the past ten years. It shows the booked reserves at each year-end, and the re-estimated reserves at each subsequent year-end (down the column for each original accounting date). The last “diagonal” on the chart (highlighted) represents our evaluation as of December 31, 2008, of reserves for each respective year-end. The difference between the current evaluation (last diagonal) and the original amount of booked reserves in each column represents cumulative reserve development for that accident year and all prior accident years combined. This measures our performance against the goal, stated above, that total reserves are intended to be adequate and to develop with minimal variation.

Exhibit 2
Analysis of Loss and Loss Adjustment Expense (LAE) Development (in millions of dollars) (unaudited)
For years ended December 31,	1998	1999	2000	2001	2002	2003	2004	2005	2006	2007	2008
Loss and LAE reserves, net	$1,945.8	$2,200.2	$2,785.3	$3,069.7	$3,632.1	$4,346.4	$4,948.5	$5,313.1	$5,363.6	$5,655.2	$5,932.9
Re-estimated reserves as of:
One year later	1,916.0	2,276.0	2,686.3	3,073.2	3,576.0	4,237.3	4,592.6	5,066.2	5,443.9	5,688.4
Two years later	1,910.6	2,285.4	2,708.3	3,024.2	3,520.7	4,103.3	4,485.2	5,130.5	5,469.8
Three years later	1,917.3	2,277.7	2,671.2	2,988.7	3,459.2	4,048.0	4,501.6	5,093.6
Four years later	1,908.2	2,272.3	2,666.9	2,982.7	3,457.8	4,070.0	4,471.0
Five years later	1,919.0	2,277.5	2,678.5	2,993.7	3,475.4	4,073.7
Six years later	1,917.6	2,284.9	2,683.7	3,002.5	3,472.5
Seven years later	1,921.9	2,287.4	2,688.4	3,000.6
Eight years later	1,923.4	2,291.9	2,688.6
Nine years later	1,928.5	2,290.8
Ten years later	1,927.2
Cumulative Development: favorable/(unfavorable)	$18.6	($90.6)	$96.7	$69.1	$159.6	$272.7	$477.5	$219.5	($106.2)	($33.2)
% of Original Reserves	1.0%	-4.1%	3.5%	2.3%	4.4%	6.3%	9.6%	4.1%	-2.0%	-0.6%

The reserves set as of December 31, 2007 appeared to be deficient as of year-end 2008, which means that over the course of 2008, reserves developed unfavorably. In other words, as of year-end 2008, it appears as though claims will cost more than we originally estimated. Reserves that are conservative can lead to over-pricing, which may limit competitive opportunities. Reserves that are deficient can lead to under-pricing, which may contribute to unprofitable growth. It is important to recognize both favorable and unfavorable development as quickly as possible, so that these inefficiencies are corrected.

As seen in Exhibit 2, reserves developed very close to our original estimate up until 2001. From 2001 to 2006, reserves developed favorably (i.e., by less than the original estimate) due to more modest increases in severity than originally estimated. The unfavorable development beginning in 2007 was driven by the unfavorable settlement of several outstanding lawsuits, the emergence of more large losses than expected from prior years, along with the reviews of larger bodily injury and uninsured motorist claims. In 2008, the unfavorable development was due to higher than expected severities on late-reported features, particularly in the Commercial Auto business.

Exhibit 2 quantifies the amount of unfavorable development in 2008 at the bottom of the 2007 column, showing $33.2 million (or 0.6% of total reserves) unfavorable development from accident years prior to 2008, which represents 0.2% of our 2008 earned premium.

We make many projections in loss reserve analyses that may change as the claims mature. The least mature claims are those that occurred during the most recent accident year, so the Company believes that the estimated severity for the 2008 accident year is the projection with the highest likelihood of change. For further discussion of the 2008 results, and how they are affected by loss and LAE reserves, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s 2008 Annual Report to Shareholders, which is attached as an appendix to the Company’s 2009 Proxy Statement.

Note the following points regarding unpredictability in establishing our reserve liability.

•	Reserve development on claims that settle more slowly (e.g., bodily injury liability claims) can be highly variable and challenging to evaluate.

•	Regardless of how close the initial accident year estimates are, they will never be exactly right, and there will always be development until all claims are settled.

•	Years in which significant reserve development occurs in either direction are learning experiences, affording us the opportunity to get better at estimating future reserves.

In addition, loss reserves can only be established for events that have already occurred. Property and Casualty companies cannot establish reserves for catastrophic and other events that may occur in the future. These events can cause substantial fluctuations in monthly results when they do occur.

Reserve development influences reported earnings. Current year reported earnings may be under-stated (relative to accidents that occur in the current year) when either or both of the following items occur:

•	There is unfavorable development of prior accident years during the current year.
•	Reserves for accidents that occur in the current year are over-estimated (i.e., subsequent evaluation shows a lower estimate of ultimate incurred losses).

On the other hand, current year reported earnings may be over-stated when the opposite of these items occurs.

Exhibit 3 shows how reported earnings per share (EPS) are affected by the reserve development in Exhibit 2. It shows the reported EPS and what the EPS would have been if the Company had no reserve development, i.e., if current year earnings were based on only current year accidents. Each year’s adjusted EPS excludes prior accident years’ development during the current year and includes future development of the current accident year, estimated as of December 31, 2008.

The following examples describe this relationship for two of the years shown on the exhibits.

•	In 1999, the reported earnings were over-stated. In this case it was mainly due to the under-estimated (deficient) reserves for 1999 accidents.

•

In 2000, the reported earnings were under-stated. This was due to a combination of the year-end 1999 reserves (for accident years 1999 and prior) developing unfavorably during 2000, and the reserves for 2000 accidents being over-estimated (conservative).

•	The negative EPS in 2008 was driven by losses in the investment portfolio (See pg 1.).

*Adjusted for the May 18, 2006 4-for-1 stock split.

External Reporting of Reserve Changes and Reserve Development

Since reserve changes affect calendar period earnings, our monthly earnings releases show actuarial reserve changes by reporting segment (Personal Lines, Commercial Auto and Other) and further by channel (Agency and Direct) for Personal Lines. We also report reserve development monthly, in addition to the quarterly and annual statutory reporting requirements. This information for the current month and year-to-date is included in the “Supplemental Information” section of our monthly earnings releases. The following data is from our December 2008 earnings release and is unaudited:

The table shows that we increased our loss and LAE reserves during 2008 by $52.5 million as a result of regularly scheduled actuarial reviews. Each month, we generally complete between 50 and 100 reviews, representing about 25% of our total amount of reserves. Some reviews result in needed changes to the carried reserves. The total change is reported as “Actuarial Adjustments” in the table. A reserve decrease is shown as a positive value on the earnings report because it increases our earnings for the reporting period.

Reserve changes that impact 2008 accident-year claims totaled a $3.6 million decrease, while reserves for claims in prior accident years were increased by $56.1 million. However, this actuarial reserve increase, which applies to claims in prior accident years, makes up a portion of the prior year development.

As stated earlier in this section, favorable or unfavorable development is due to a combination of factors. The actuarial adjustment of $56.1 million unfavorable includes changes to averages on open claims, and the estimated emergence of claims that were unreported as of prior year-end. The “all other development” of $22.9 million favorable includes claims settling for amounts different from the established reserves, changes to adjuster reserve, actual emergence of claims that was different than the expected emergence included in IBNR reserves, and salvage and subrogation recoveries greater or less than expected.

The total prior accident years’ development listed above ties back to the “cumulative development” listed in Exhibit 2. Through December 31, 2008, including both actuarial adjustments and all other development, the total prior accident years’ development was unfavorable by $33.2 million. In other words, with updated information as of December 31, 2008, we estimated that our reserves as of December 31, 2007, should have been $33.2 million higher than they were.

The $33.2 million unfavorable prior accident years’ development during 2008 is included in our current calendar year results. As a result, our 2008 calendar year incurred loss and LAE ratio of 73.5 is higher than our 2008 accident year incurred loss and LAE ratio of 73.3. The difference of 0.2 points reflects the $33.2 million unfavorable development through December 31, 2008, divided by the net earned premium of $13,631.4 million for the same period.

Reserve changes made as a result of actuarial reviews are intended to keep our current reserve liability accurate for the business reviewed. We change the reserves for the reviewed business based upon current information and our projections of expected future development. This is not the same as the aggregate development of prior year-end reserves.

Internal Reporting of Reserve Changes and Reserve Development

After completing each segment review, Loss Reserving analysts send summaries of the reviews to all affected areas of the Company. Loss Reserving meets with Product Management, Pricing, and Claims, to discuss the current change, development, trend and other issues that were considered in reserve analysis and exchanges information that may be considered in future reviews. The participation of these business units allows Loss Reserving to better understand changes in processes and business operations that may be affecting the underlying data.

To help product management understand the case reserve changes shown on their income statements, we provide monthly “Decomposition (Decomp) Reports” that summarize the changes in the following categories (terms are explained in Sections III and VI):

•	features that closed
•	features that opened (including reopened features)
•	changes in reserve averages on new features (due to loss reserving)
•	changes in reserve averages on open features (due to loss reserving)
•	inflationary impact on open features (inflation factor applied to average reserves)
•	aging of open features (features moving to the next age grouping)
•	changes from adjuster to average reserve (reserve amount changes from above threshold to below threshold)
•	changes from average reserve to adjuster (reserve amount changes from below threshold to above threshold)
•	changes in adjuster reserves (reserve amount changes, but stays above threshold)
•	changes due to resegmentation of data

Note: In our exhibits and explanations, we may use the terms “claim” and “feature” interchangeably. However, the Progressive definition of “feature” is the smallest divisible part of a claim, i.e., it is a loss on one coverage for one person, thus one claim can have multiple features. Even though we may generically refer to “claims” in our discussion, our analysis is actually done at the “feature” level. In addition, the term “counts” generally means “number of features.”

The business units are also provided with updated information regarding the impact of prior accident years’ development on their current calendar year results. We track case reserve development (on claims outstanding as of the prior year-end) separately from IBNR reserve development (on claims not recorded as of the prior year-end). This allows us to retrospectively test our prior assumptions and apply that knowledge in future judgments. It also helps the business managers better understand how their earnings are affected by reserve development.

Section III – Types of Reserves

Reserves are considered a liability on our balance sheet. At the end of 2008, we reported a $6.2 billion reserve liability ($5.9 billion net of reinsurance recoverables on unpaid claims) on our balance sheet. We separate reserves into two categories: loss and loss adjustment expense (LAE). While each of these two reserve categories is reported in aggregate on the balance sheet, when we analyze the loss reserves, we further break them into two distinct types: case and IBNR. The LAE is carried separately for Case and IBNR but analyzed more in total than for loss. In this section, we discuss these reserve types and how we evaluate them to achieve a total reserve balance as accurate as possible.

Exhibit 4 illustrates the types of reserves as a percent of our total reserve liability as of December 31, 2008. Eighty-one percent of our reserve liability (Loss case + Loss IBNR) was set aside to pay claimants, while 18% of our reserve liability (LAE case + LAE IBNR combined) was established to accommodate costs associated with adjusting those claims. These costs are described in more detail later in this section.

Loss Reserves

We evaluate our total indicated loss reserve need by sorting and analyzing claims by accident date. This analysis, discussed in detail in Section VII of the Appendix, is completed concurrently with the evaluations of case and IBNR reserves for the same segmentation of business.

Case Reserves

Loss case reserves represented 65% of our total carried reserves at December 31, 2008. Case reserves are estimates of amounts required to pay claims that have already been reported and recorded into Progressive’s systems but have not yet been fully paid. We evaluate our indicated case reserve need, as discussed in Section VII of the Appendix, by sorting and analyzing claims by record date (the date the claim was recorded by the Company).

For each open claim, the Company carries a financial case reserve on its books. The financial case reserve is either an average reserve determined by the loss reserving area, or based on the adjuster reserve, our claims adjuster’s estimate of the remaining cost for the claim.

Average Reserves: Our objective is to use an average reserve for claims which we feel have a more predictable level of severity. We have determined a dollar threshold (which may vary by line coverage and limit) under which a claim’s severity is sufficiently predictable to receive an average from Loss Reserving.

These claims are assigned the average reserve regardless of the individual claim characteristics. When a claim is first recorded by the Company, there may not be enough known about the claim for an adjuster to determine its severity. The use of average reserves allows claims personnel to concentrate their efforts on adjusting claims rather than merely accounting for them. Also, average reserves are not as affected by changes in claims processes, and they provide more accurate financial reporting in aggregate.

Loss Reserving determines the average reserves, which vary by segment. In the months that a segment is not reviewed, an inflation factor is applied to the average reserves to keep up with changing costs between reviews. The inflation factor is generally based upon our projected severity trend from the segment’s most recent actuarial analysis.

Once an average reserve is assigned to a claim, we monitor the age of a claim. The age of a claim is defined as the length of time from the accident date to the current accounting date. More severe bodily injury claims tend to remain open longer than less severe claims and tend to be more expensive due to litigation, medical treatments, etc. In order to recognize this cost differential, the average reserve increases as the claim ages. However, the averages for property damage, comprehensive, and collision claims currently are not increased for age since they tend to settle more quickly and the length of time since the accident normally does not impact their severity.

Adjuster Reserves:  Our claims adjusters often will estimate the ultimate loss on a claim. We call this estimate the adjuster reserve. In cases where our adjuster sets a reserve above the threshold, the adjuster reserve will be used to determine the financial case reserve rather than the average reserve.

Severities vary significantly on claims above the threshold. The adjuster reserves more accurately estimate the ultimate liability for these claims because the adjusters have typically spent a great deal of time on these larger claims and understand their unique characteristics. While only about 10% of our total open claim count for personal auto bodily injury is above the current threshold, adjuster reserves represent about 33% of our total personal auto bodily injury case reserve liability as of year-end 2008. For commercial auto bodily injury, only 3% of our total open claim count is above the threshold, accounting for about 27% of our total commercial auto bodily injury case reserve liability.

Additional Needed Case Reserves (ANCR):  We carry additional needed case reserves (ANCR) to cover expected future emergence and development for the loss layer above the threshold. These are actuarially determined reserves that are allocated across segments using ANCR factors which are applied mechanically to each claim. This process is not intended to improve the accuracy of individual claims, but to establish the total needed reserves for this loss layer. Currently, this process is only applied to a small portion of our total reserves.

Example:  Exhibits 5 and 6 illustrate the life of a hypothetical auto uninsured motorist bodily injury claim. When the claim was originally recorded, we assigned the actuarially determined average reserve of $5,829. As the claim aged from the time it was recorded in February through the end of September, the average reserve changed due to the application of the inflation factor, results of actuarial reserve reviews and aging. Over this same period of time, the adjuster increased the reserve estimate (red line) multiple times as more information was obtained about the claim. When the adjuster’s estimate multiplied by the ANCR factor exceeded the sample threshold of $75,000, the financial reserve changed from an average reserve to an adjuster reserve.

Exhibit 5	Example of Case Reserving Over the
Life of a Large Uninsured Motorist Bodily Injury Claim
Private Passenger Automobile
Policy Limit = 300,000
Threshold = 75,000
State XYZ
Inflation Factor = 6% per year
(Excludes Loss Adjustment Expense)

Month-End	Transaction Date	Claim Activity	Age of Claim (months)*	Adjuster Estimate of Claim Amount	Case Reserve Carried on Company Books	Amount Paid	Explanation of Reserve Change
	1/5/07	Accident Occurs	1	N/A	IBNR	0
Jan-07			1	N/A		0	Aggregate amount based on factor of EP for Segment
	2/12/07	Claim is Reported	2	N/A		0	Claim is in "Pipeline"; Still IBNR
	2/15/07	Claim is Recorded	2	N/A		0	No estimate yet made by adjuster
Feb-07			2	N/A	5,829	0	Actuarially determined Average Reserve for 1-2 mo. Age group
Mar-07			3	N/A	7,121	0	Aging to 3-4 mo. Age group & Inflation
Apr-07			4	N/A	7,157	0	Inflation
	5/20/07	Adjuster sets up reserve	5	30,000		0	This is below the Effective Threshold**
May-07			5	30,000	8,391	0	Actuarial review & Aging to 5-6 mo. Age group
Jun-07			6	30,000	8,433	0	Inflation
Jul-07			7	30,000	9,789	0	Aging to 7-12 mo. Age group & Inflation
	8/10/07	Adjuster revises estimate	8	50,000		0	This is below the Effective Threshold**
Aug-07			8	50,000	10,250	0	Actuarial review revised Averages
Sep-07			9	50,000	10,301	0	Inflation
	10/25/07	Adjuster revises estimate	10	70,000		0	ANCR Factor for 7-12 mo. Age group = 1.25
Oct-07			10	70,000	87,500	0	(70,000) X (1.25) is greater than 75,000
Nov-07			11	70,000	87,500	0
Dec-07			12	70,000	87,500	0
Jan-08			13	70,000	80,500	0	ANCR Factor for 13-24 mo. Age group = 1.15
Feb-08			14	70,000	80,500	0	(70,000) X (1.15) is still greater than 75,000
	3/10/08	Adjuster revises estimate	15	80,000		0
Mar-08			15	80,000	92,000	0	(80,000) X (1.15)
Apr-08			16	80,000	92,000	0
May-08			17	80,000	88,000	0	Actuarial review revised ANCR Factor to 1.10
Jun-08			18	80,000	88,000	0	(80,000) X (1.10)
	7/15/08	Claim is Paid	19	90,000		90,000
Jul-08			19	N/A	0	90,000	Claim is Closed

*	Age = [(# days since accident) / (30 days)] rounded up to the next whole number
**	Effective threshold is (75,000) / (ANCR factor for age of claim)

Exhibit 6	Example of Case Reserving Over the
Life of a Large Uninsured Motorist Bodily Injury Claim
Accident Occurred in January, 2007
Recorded in February, 2007
Claim Settled in July, 2008 for $90,000

Incurred But Not Recorded (IBNR) Reserves

We establish a reserve for claims that have occurred, but have not been reported by the claimants or recorded by the Company as of the accounting date. Incurred But Not Recorded (IBNR) Reserves are estimates of the amounts needed to pay these claims. At year-end 2008, the loss IBNR reserves were 17% of our total carried reserves.

The IBNR reserve need is evaluated by the same segmentation process used for case reserves. We perform this analysis by sorting historical claims according to the time lag between the accident dates and the dates that these claims were recorded by the Company. The case study in Section VII of the Appendix shows a detailed IBNR reserve analysis.

Late reported claims are evaluated to determine the estimated ultimate losses for each accident quarter within each lag period. For example, “lag 1” consists of claims for which the accidents occurred during one quarter but were not recorded until the next quarter. Similarly, “lag 2” consists of all claims for which the accidents occurred during one quarter but were recorded by the Company two quarters later. “Lag 0” claims were recorded in the same quarter they occurred.

Exhibit 7 below shows our approximate percent of recorded features for personal auto bodily injury by record quarter lag. This exhibit shows that about 85% of our auto BI features are reported and recorded in our systems by the end of the quarter in which they occurred. However, about 15% of the features had not been recorded by the end of the accident quarter and we therefore need to estimate IBNR reserves for these claims.

Exhibit 7

Countrywide Personal Auto Bodily Injury

RECORDED FEATURE COUNT

Lag Quarters*	Incremental %	Cumulative %
Lag 0	84.8%	84.8%
Lag 1	11.2%	96.0%
Lags 2-3	2.1%	98.0%
Lags 4-6	1.1%	99.1%
Lags 7-9	0.6%	99.7%
Lags 10+	0.3%	100.0%

* Record Quarter = Accident Quarter Plus Lag

The reserve analysis develops estimated IBNR factors based on the needed reserves by age divided by the earned premium for each age group. The carried IBNR reserves are calculated at the end of each month (by segment) by applying these IBNR factors to trailing periods of earned premium for the past three to four years. For most coverages the largest IBNR factors are applied to the premium in the most recent accident quarters because of their greater IBNR reserve need. The IBNR reserves change with our premium volume, allowing these reserves to better keep up with growth, inflation, business mix, etc.

Loss Adjustment Expense (LAE) Reserves

In addition to loss payments (which indemnify claimants), the Company incurs expenses in the process of settling claims. Therefore, we need to establish a reserve liability to cover the estimated loss adjustment expenses (LAE) to be paid as loss reserves develop to closure. There are two categories of LAE: Defense and Cost Containment (DCC) and Adjusting & All Other Expense (A&O).

Defense and Cost Containment (DCC) includes all defense, litigation and medical cost containment expenses, including in-house counsel. We evaluate the total indicated DCC expense reserve need by sorting and analyzing these expenses by accident date, similar to how we review the needed loss reserves. In addition to being analyzed in total, the DCC expenses are split into “Attorney and Legal” and “Medical and Other” components which are analyzed separately.

Adjusting & All Other Expense (A&O) includes all other claims adjusting expenses, whether internal or external to the Company. A&O consists of fees, salaries and overhead expenses of those employees involved in a claim adjusting function, as well as other related expenses incurred in determination of coverage. We evaluate our total indicated A&O reserve need by comparing the ratios of A&O payments with loss payments over the past several calendar quarters. Data is analyzed by calendar quarter as we feel the activity and cost in adjusting claims in the future will be consistent with the more recent past calendar period activities regardless of the accident date of the loss. The selected ratios are applied to the loss reserves and then modified to derive indicated A&O expense reserves.

At year-end 2008, the LAE reserves were 18% of our total carried reserves. Similar to loss reserves, we carry case reserves for DCC and A&O expenses by applying selected averages to each open feature. For DCC we carry the adjuster reserve if it exceeds a certain threshold. (This occurs with much less frequency than for loss.) Similar to loss IBNR reserves, carried DCC IBNR and A&O IBNR are calculated as a percentage of the trailing earned premium for each respective segment.

Analysis of needed DCC and A&O expense reserves are performed independently. For each state, we plan to review personal auto DCC bodily injury reserves and all A&O reserves by line coverage at least once per year. Section VIII of the Appendix contains a case study of our LAE reserve analysis.

Involuntary Market Operating Loss Reserves

Progressive is required by the laws of most states to participate in involuntary market plans. Below we discuss the two major types of involuntary market plans in which we participate.

Private Passenger Assigned Risk Plans:  State insurance regulations require us to participate in various assigned risk plans. Applicants who cannot obtain insurance in the voluntary market are assigned proportionately by the volume of written exposures or vehicles among the insurers licensed in that state. History indicates an operating loss is to be expected on these assignments. Participation requirements in assigned risk plans differ from state to state. Reserves are established for these expected operating losses based on our current written exposures.

The reserves that we carry for the assigned risk plans comprised less than one-tenth of one percent of our total net carried reserves at year-end 2008. However, since this is a unique type of exposure, we evaluate it separately.

The process of determining the assigned risk reserve for a state is as follows:

•	Determine Progressive’s estimated portion of the assigned risk pool by multiplying our projected market share by the estimated future size of the assigned risk pool in that state
•	Reduce this by any credits a state may allow such as voluntarily writing policies that would have otherwise been considered assigned risk-type business
•	Estimate the operating loss that we expect to incur from this business

Commercial Auto Insurance Procedure/Plan (CAIP):  Progressive also is required in most states to share in the operating results of the involuntary commercial auto insurance procedures/plans, generally known as CAIP plans. Due to the more complex nature of commercial business, these plans do not assign policies to specific insurance companies. Instead, a small number of carriers (including Progressive) service the business, but generally do not bear underwriting risk. The servicing carriers transfer the insurance risk, or cede 100% of the business, to the state pools. These pools then retrocede the experience of the plan to all companies in proportion to their respective shares of the commercial automobile voluntary market for the respective state.

Other Considerations to Reserves

Salvage and Subrogation

Accounting principles generally accepted in the United States of America (GAAP) require that loss reserves be stated net of anticipated salvage and subrogation recoveries. Statutory accounting principles (SAP), which are mandated by state insurance departments or regulators, allow reserves to be reduced by the expected recovery amounts but do not require it. We report our SAP loss reserves net of anticipated salvage and subrogation recoveries.

Salvage:  Progressive generally assumes the title to a vehicle when it is declared a total loss. We may then sell the vehicle to a salvage dealer and these proceeds are referred to as salvage recovery. Salvage is most relevant in analyzing the needed reserves for collision claims.

Subrogation:  When a Progressive policyholder is involved in an accident in which the other party is at fault or partially at fault, he/she may submit the claim to us. When we pay that claim, we obtain our policyholder’s right to recover damages from the at-fault party (usually the at-fault party’s insurance company). Subrogation is most relevant for collision (damage to our insured’s’ vehicles) and personal injury protection claims in many no-fault states.

As we collect salvage or subrogation from third parties, it reduces our net paid and incurred loss amount for that claim. We analyze our claims data net of these recoveries; therefore our estimated ultimate loss amounts are net of anticipated salvage and subrogation. Since most of our recoveries are realized after claims have been closed, we may carry negative IBNR reserves on the Company’s books for anticipated future recoverable salvage and subrogation.

Section IV – Estimating Loss Reserves

For loss reserve review purposes, we divide our book of business into smaller groups of data known as segments. A segment is generally defined by a state/product/coverage grouping with reasonably similar loss characteristics. During a reserve review we generally estimate the ultimate loss amounts for the past seven accident years using up to six different projections (discussed in more detail below). We may use additional techniques if there are wide variations between the six projections or if underlying process changes make those projections less reliable. To estimate the required reserve balance (i.e., unpaid losses) for the segment, we subtract the payments we have already made on claims that occurred during that same period. We change the reserve level for that segment based upon this review.

In this section, we discuss segmentation and describe the projections we consider in the review. The Appendix contains case studies that show more details involved in the segment reviews, including the calculations and the issues involved. However, the application of judgment is a key component of our reserve analysis. This is especially true in a dynamic environment such as those we have experienced at Progressive, in which changes in mix of business (e.g., by policy limit and geographic area) can be significant.

Segmentation of Reserves for Analysis

Segments are identified to allow us to review reserve needs at the most detailed level our data supports, and provide us with the ability to identify and measure variances and trends in severity and frequency. They also allow us to identify process changes within states/regions, which helps us to understand changes within the underlying data and to reflect them in the reviews. Each segment is generally required to have enough data to deliver reliable (credible) results. Our objective is to achieve adequacy in the reserve levels with minimal variation for each segment. This enhances the accuracy of our financial reporting, supports the income statements of our business units, and allows us to make better business decisions.

The projection of frequency for the lines of business we write is usually stable even though actual frequency experienced will tend to vary depending on external factors, such as a change in the mix of classes of drivers we insure or economic pressures like the price of gas. The severity experienced by the Company is more difficult to estimate, and it is affected by changes in underlying costs, such as medical costs, jury verdicts, etc. In addition, severity will vary relative to the change in the Company’s mix of business by policy limit.

Internal and external considerations are better understood at the state level than at a more macro countrywide level. Internal considerations that are process related may result from changes in the claims organization’s activities, including claim closure rates, the number of claims that are closed without payment, and the level of estimated needed case reserves by claim. External considerations include the litigation environment, regulatory and legislative actions, state-by-state changes in medical costs, and the availability of services to resolve claims.

Due to our volume, we now review each state separately for personal auto bodily injury loss reserves. Even though a few of these states may be considered too small to have fully credible data, we feel there is value in studying and interpreting each individual state’s trends and development. Some states are so large that we can segment the data into regions within the state. Exhibit 8 is a map showing how we currently segment our loss reserve reviews for personal auto bodily injury.

For some coverages, where the underlying data is not large enough to be credible, we may combine states with similar loss characteristics and review them together. We continually look at ways to further segment our reviews to add value to our process.

Exhibit 8

2008 Personal Auto BI Loss Reserve Segments

With respect to personal auto bodily injury coverage, we split loss data into groups based on policy limits and analyze the data separately. It is valuable to analyze these groups of segments, as they tend to have different severity, frequency and loss development patterns. We also split the data by policy limit for our commercial auto bodily injury analyses . As the need to further analyze expenses at a finer breakout by limit presents itself, we have structured these more in-depth reviews. In addition, we analyze specialty truck separately from the business auto market. Each identified segment is reviewed annually, semiannually or quarterly depending on the size, the volatility, and other unique aspects of the individual segment.

Loss adjustment expense (LAE) reserves are analyzed at a level of segmentation using many of the same considerations as loss reserves. Since the volume of LAE reserves is much less than that of loss reserves, we combine some of the states for DCC reviews. This produces more credible results. A&O is reviewed by state for all line coverages. As mentioned earlier, all LAE segments are evaluated at least once per year, generally twice.

Projections of Ultimate Losses

Our standard procedures are to review the results of the different projections in order to determine if a reserve change is required. Three of the six available projections use paid data and the other three projections use incurred data (payments plus case reserves). There are strengths and weaknesses to each of the projections. In the event of a wide variation between results generated by the different projections, we further analyze the data using additional techniques.

The six available standard projections we use to estimate ultimate losses are:

1.	Amount Paid, in which we organize the total loss dollars paid by accident period and age of development into a triangular format and project them to estimated ultimate amounts. We base our selections of future expected loss development largely on the historical development of prior periods.

2.	Average Paid, in which we organize the paid severity (average amount paid per feature) by accident period and age of development into a triangular format and project the severities to estimated ultimate levels. Ultimate loss amounts are then calculated as the ultimate severities multiplied by the estimated ultimate number of features to be paid.

3.	Bornhuetter-Ferguson Paid, which uses the paid loss development pattern to determine the percent unpaid. We apply the percent unpaid to the expected ultimate loss amount to arrive at the expected unpaid amount, which is added to actual losses paid-to-date.

4.	Amount Incurred, in which we organize the total loss dollars incurred by accident period and age of development into a triangular format and project them to estimated ultimate amounts. We base our future expected loss development largely on the historical development of prior periods.

5.	Average Incurred, in which we organize the incurred severity (average amount incurred per feature) by accident period and age of development into a triangular format and project the severities to estimated ultimate levels. Ultimate loss amounts are then calculated as the ultimate severities multiplied by the estimated ultimate number of features to be paid.

6.	Bornhuetter-Ferguson Incurred, which uses the incurred loss development pattern to determine the percent not yet recorded. We apply the percent unrecorded to the expected ultimate losses to arrive at the expected unrecorded amount, which is added to actual losses incurred-to-date.

The three paid projections — amount paid, average paid and Bornhuetter-Ferguson paid — all use paid loss data. The paid projections estimate growth and development of claims in an accident period by looking at the paid development of earlier accident periods. This assumes that past paid loss development is a predictor of future paid loss development. The primary strength of using paid data is that it removes the potential for distortions that may be created by including estimated data (i.e., case reserves). The drawback is that it is more difficult to accurately project ultimate losses in the most recent periods under review. For example, with longer-tailed lines of insurance such as bodily injury, the early development periods are more volatile because a large proportion of the payments are made later, as was illustrated in Exhibit 1 of Section II. Accurate paid projections also depend heavily on consistent claims closure or settlement practices. If the closure rate changes, the paid projections could be misleading. In addition, shifts in mix of business (e.g., changes by policy limit) are not as readily identified in the past paid development as in the incurred loss development.

The three incurred projections — amount incurred, average incurred and Bornhuetter-Ferguson incurred — use paid losses plus case loss reserves in each accident period. They assume that historical incurred loss development will be predictive of our future incurred loss development. The primary strength of using incurred data is that we can make use of reserve estimates for open claims. These estimates are based on the judgment of claims adjusters in addition to our prior actuarial reviews. This is especially critical when estimating ultimate losses for longer-tailed claims such as bodily injury. The drawback of using incurred data for projection is that it depends heavily on consistent adjuster reserve estimates. The incurred projections could be distorted if the average adjuster reserve adequacy fluctuates over time.

We study changes in closure rates and average adjuster reserve levels through our segmentation and also through discussions with management. We adjust for these changes in our projections of losses. The case study in Section VII of the Appendix includes more thorough explanations of how changes in the closure rate affect paid loss development, and how changes in average adjuster reserves affect incurred loss development.

Section V – Process Enhancements Introduced in 2008

We develop and maintain our loss and loss adjustment expense reserve analysis models internally, giving us the flexibility to incorporate enhancements into our analysis and communication process regularly. We make many minor enhancements to our process throughout the year.

Our segmentation process is described in Section IV. We continually look at ways to enhance our segmentation so the carried reserves more accurately reflect the experience of each loss reserving segment. For instance, in 2008, we regrouped Commercial Auto reviews with more of an emphasis on limits rather than state groupings to better reflect severity.

In 2008, we began carrying separate average reserves for five different limit groups for bodily injury coverages (as opposed to two “upper and lower” limit groups which had been used previously) and increased the level of detail by which we vary case reserves by age.

For our A&O reviews, we now define A&O counts as the sum of features closed with payment, without payment, and an estimate of the number of open features in the calendar quarter. This method is more accurate than our previous method.

We conducted 740 reviews involving approximately 400 loss reserving segments of business.

Section VI – Terms and Definitions

Accident Period (AP) losses:  Losses for each accident are assigned to the period in which the accident occurred. Accident periods used in our analysis are generally three months (accident quarter), six months (accident semester), or twelve months (accident year). Payments and reserve changes, regardless of when they are made, are assigned to that same period in which the accident occurred. Therefore, accident period results will change over time as the losses develop.

Additional Needed Case Reserves (ANCR):  See Case reserves.

Adjuster reserves:  See Case reserves.

Adjusting & All Other Expense (A&O):    A component of loss adjustment expense. A&O expenses include all claims adjusting expenses (whether internal or external to the Company) that are not included in Defense and Cost Containment (DCC). This category includes fees and salaries of those involved in a claim adjusting function, and other related expenses incurred in determination of coverage. A&O is sometimes called “AOE” outside of Progressive.

Assigned Risk:    People unable to obtain auto insurance in the voluntary market apply for coverage in the state automobile plan. In most cases, the insurance coverage is not actually provided by the state but instead is “assigned” to an insurance company. Each insurance company must accept a proportionate share of these risks.

Average reserves:  See Case reserves.

Bodily Injury (BI) liability coverage:  Covers legal liability arising from causing injury or death to another person. In most states, this is a mandatory coverage. Each state mandates the minimum required limit. BI coverage pays when our insured is liable for an accident in which another party is injured.

Bornhuetter-Ferguson method:  The “BF” method is an actuarial methodology that calculates the projected ultimate losses using a blend of a pure incurred or paid development method and an expected loss ratio (or expected pure premium) method.

Business Auto Market (Light Local) commercial auto vehicles:    Commercial vehicles that generally have a gross vehicle weight under 26,000 pounds. These vehicles are used in the insured’s business but are not the primary source of revenue for their business.

Calendar period losses:  Payments and reserve changes which are recorded in the Company’s financial system during the period in question, without regard to the period in which the accident occurred or was recorded. Calendar period results do not change after the end of the period, even as new claim information develops.

Case reserves:  Estimates of amounts required to settle claims that have already been recorded but have not yet been closed. Case reserves represent the largest portion of the reserves for automobile insurance products. The case reserves carried on the Company’s financial records are called the financial case reserves.

•	Additional Needed Case Reserves (ANCR): An actuarially determined reserve intended to cover expected future emergence and development of claims above a predetermined threshold.

•	Adjuster reserves: The claims adjuster’s best estimate of how much a specific claim will cost (or the average reserve, if the claims adjuster does not make an estimate). If the estimate is above a predetermined threshold, it is used to determine the financial case reserves. All adjuster reserves are included in the actuarial reserve analyses.

•

Average reserves:  When the adjuster estimate for a feature is below a predetermined threshold, the financial case reserve is the average reserve. These are determined by the loss reserving area and vary by segment. Within each segment, they may also vary by age (months since the accident occurred), policy limit, and geographic area.

Catastrophe:  A term applied to an incident, storm or series of related incidents resulting in a significant number of claims with a combined cost totaling more than $25 million in property damage for the insurance industry.

Cede:  To transfer liability, or a portion of it, in connection with a risk from the original or primary insurer to a reinsurance entity (e.g. a reinsurance company or JUA).

Claim:    A demand for payment by an insured or an alleged third party under the terms and conditions of an insurance contract.

Claimant:  Usually refers to one who makes a claim.

Closed Without Payment (CWP):  A claim that was reported, did not require a loss payment, and is now closed. Note that there can be loss adjustment expenses for a CWP claim.

Closure rate:    The number of claims from a specific accident period which are closed with payment at a specific evaluation date, divided by the estimated ultimate number of claims to be paid for that accident period.

Collision coverage:  A coverage of the automobile insurance policy that indemnifies the insured when his/her automobile is damaged due to physical contact with another object (except a bird or animal), or due to upset (e.g., overturning).

Combined ratio:  The sum of the loss and loss adjustment expense ratio and the expense ratio. This represents the percentage of each premium dollar an insurer spends on claims and expenses. A combined ratio less than 100% indicates an underwriting profit, while a combined ratio in excess of 100% indicates an underwriting loss.

Comprehensive coverage:    A coverage of the automobile insurance policy that pays for damages to the insured’s vehicle due to any cause (except collision), including damage due to fire, windstorm, hail, theft, falling objects, explosion, riot, glass breakage and other causes of loss.

Credibility:    A statistical measure of the ability to infer generalizations from a data sample. Credibility increases as sample size increases or variability within the sample decreases.

Decomposition (Decomp) reports:  Monthly internal management reports that decompose the financial case reserve changes into categories that explain the reasons for the changes.

Defense and Cost Containment (DCC) expense:  A component of loss adjustment expense. DCC includes expenses related to defense, litigation and medical cost containment whether internal or external to the Company. DCC expenses include but are not limited to accident investigation, surveillance, litigation management, and fees of attorneys and others if working in defense of a claim.

Development:    Change in the estimated or actual losses or reserves over subsequent evaluations. When compared to expectations or prior estimates, it is referred to as either favorable or unfavorable development, based on whether the estimate has decreased or increased.

Development factor:  The quotient of the paid or incurred value for an accident or record period evaluated at time “t” divided by the value for that same accident or record period evaluated at time “t-1.”

Diagonal:    The cumulative or incremental values or factors for all accident or record periods being evaluated as of a common date. If we are evaluating accident semester paid losses at 6-month intervals, then the last diagonal of the paid loss triangle is made up of the cumulative paid loss amounts for each accident semester as of the most recent evaluation date. The development of that last diagonal would be the paid losses during the last six calendar months for each accident semester. (Also see Triangle).

Earned car year:  An exposure unit that is the basic rating unit underlying an auto insurance premium. One automobile insured for a period of twelve months is one earned car year.

Earned premium:  That part of the premium proportional to the segment of time a policy has been in force. It is the premium for protection actually provided during the experience period.

Emergence:  Generally used in the context of IBNR reserves, it refers to the recording of claims (or dollar amount of the claims) after the date of the accident, usually into at least the next quarterly or annual period. For example, if an accident occurred in October 2007 and it was recorded in February 2008, it was part of the estimate of IBNR at year-end 2007, and it emerged in the first quarter of 2008.

Expense ratio:    The sum of all underwriting and operational expenses divided by premium. These expenses include such items as commission, acquisition expenses, general expenses, and taxes, but not loss adjustment expenses.

Exposure:    A measure of the risk of loss and the basic rating unit underlying an insurance premium. The unit of exposure will vary based upon the characteristics of the insurance coverage involved. For automobile insurance, one automobile insured for a period of twelve months is one earned car year or one exposure.

Feature:  The smallest divisible part of a claim. This is a loss on one coverage for one person. Often a claim will involve multiple features. It can involve multiple coverages, such as bodily injury (BI), property damage (PD), and Collision; and/or it can involve multiple claimants for the same coverage (e.g., two injured parties).

Financial Case reserves:  See Case reserves.

Frequency:  Number of features divided by exposure count. If one exposure is defined as one earned car year, then frequency is a measure of the proportion of insureds that have a claim in a year.

Incurred But Not Recorded (IBNR) reserves:  These are estimates at a given evaluation date of amounts that will be needed to settle claims that have already occurred but have not yet been recorded by the Company.

Incurred losses:  The sum of payments and reserves.

Indication:  An actuarial estimate, based upon analysis of the data.

Lag:  Generally used in the context of IBNR reserves, it refers to the period of time from the date of the accident to the date the claim is recorded on the Company’s books. The data is grouped into quarterly lag periods for analysis of IBNR reserves.

Loss Adjustment Expenses (LAE):  Expenses related to claim settlement.

Total Loss Adjustment Expenses (LAE) =

[Defense and Cost Containment (DCC) expenses] + [Adjusting & Other (A&O) expenses]

Loss Adjustment Expenses (LAE) ratio:  LAE expenses divided by earned premium.

Loss ratio (Incurred loss ratio):  Incurred losses divided by earned premium.

Loss Reserving Segment:  See Segment.

Net loss reserves:  Net indicates that we have deducted the expected reinsurance recoverable from the sum of case and IBNR reserves. It may also refer to reserves that have been reduced for expected salvage and subrogation recoveries.

No-fault insurance:  A type of insurance contract under which an insured is indemnified for losses by their own insurer, regardless of fault in the accident generating the loss, and limited in the right to seek recovery through the civil-justice system for losses caused by other parties.

Paid losses:  Payments for claims.

Parameters:  Variables that determine the characteristics or behavior of a statistical model and can be estimated by calculations from sample data. For example, the parameters of frequency and severity are estimated in the loss reserve analysis model.

Personal Injury Protection (PIP) coverage:    Coverage in which an insurer pays, within specified limits, the medical and funeral expenses, work loss benefits and essential services of the insured, others in his vehicles and pedestrians struck by him. The basic coverage implemented under no-fault automobile statutes, which vary by state.

Physical damage:    Damage to the insured vehicle, which includes the comprehensive and collision coverages.

Property Damage (PD) coverage:  A coverage that pays the legal liability of the policyholder for damage to, or destruction of, property of others in an auto accident, including damage to other vehicles and structures such as buildings, telephone poles and fences.

Pure premium:    Loss dollars divided by exposure count. Pure premium is also equal to frequency times severity. The pure premium is equivalent to the loss component of the full policy premium.

Record period (RP) losses:  Losses are assigned to the period in which the accident is recorded on the Company’s financial records. Record periods used in our analysis are generally three months (record quarter), six months (record semester), or twelve months (record year). Payments and reserve changes, regardless of when they are made, are assigned to that same period in which the accident was recorded. As a result, record period results will change over time as the losses develop, i.e., as the estimates of losses change due to payments and reserve changes for all accidents that were recorded during that period.

Reopened claim:  A claim that was closed (with or without payment) but opened again at a later date due to the discovery of additional information. We reserve for future reopened claims as IBNR.

Reserves:  Estimates of the unpaid portion of what the Company ultimately expects to pay out for losses and loss adjustment expenses on claims that occurred by the accounting date, whether or not those claims have been reported to the Company.

Salvage:  The residual value of property in which an insurance company secures an ownership interest as a result of paying a claim for a total loss, when the damage exceeded the value of the vehicle before the loss occurred. Anticipated salvage on closed claims is included as negative IBNR reserves.

Segment (Loss Reserving Segment):  Generally, a state/product/coverage combination with reasonably similar loss characteristics that is grouped together when assessing reserve adequacy.

Severity:  Loss dollars divided by number of features. This indicates the dollar amount of the average feature.

Specialty Truck commercial auto vehicles:  Commercial vehicles that generally have a gross vehicle weight of at least 26,000 pounds. These include tow trucks and local cartage (e.g. delivery vans, box trucks, dump trucks and flatbeds). These vehicles are used in the insured’s business and are the primary source of revenue for their business.

Subrogation:  An insurance company, upon payment of a loss to the insured, is entitled to the insured’s legal rights against third parties. These rights are only those related to the loss, and the company is only entitled to the extent of the loss payment. Reserves for the future recoveries we expect to recover through subrogation may be included as negative IBNR reserves.

Threshold:  The point above which the adjuster’s estimate of a claim is carried in our financial case reserves, versus an average reserve being assigned by the system.

Trend (exponential fit):  Exponential fitted trends tell us the estimated average annual change in severity, frequency, pure premium, or average earned premium by fitting an exponential curve to the selected values. These can use any number of data points. We generally use two-year or four-year fitted trends.

Triangle:  The triangle is a tool used by actuaries to show how data has changed over time and to project ultimate values. Usually, the evaluation periods are columns organized from left to right, and the data periods are rows organized from top to bottom. The oldest data periods have been evaluated the most times, while the more recent data periods have been evaluated the least amount of times. Thus, the historical data forms a triangular shape.

Ultimate:  The final selected amount, count, or ratio that we estimate by analyzing the data. For example, the selected ultimate loss amount for an accident period represents our estimate of the total cost of all claims for that accident period after they have all been paid and closed.

Uninsured/Underinsured Motorist (UM or UMBI) coverage:    Uninsured Motorist coverage pays our policy holder in the event of an accident caused by a driver who does not have liability insurance, or does not have enough liability insurance to pay damages. Coverage requirements vary by state.

Utilization (DCC utilization):  Percentage of features for which we incur expenses for defense and cost containment.

Written premium:  The total amount charged to an insured for a policy during its entire effective period.

6300 WILSON MILLS ROAD MAYFIELD VILLAGE, OHIO 44143

440.461.5000 progressive.com

The Progressive Corporation

# REPORT ON LOSS RESERVING PRACTICES - APPENDIX

JUNE 2009

PROGRESSIVE

Table of Contents

Appendix

Case Studies

Section VII – Loss Reserve Review
Introduction	1
Exhibits A – E	3
Exhibit A – Accident Period Analysis	10
Exhibit B – Accident Period Average Incurred Loss Development	23
Exhibit C – Record Period Analysis	28
Exhibit D – Summary of Estimated IBNR	31
Exhibit E – IBNR Analysis	36

Section VIII – Loss Adjustment Expense Reserve Review
Introduction	41
Exhibit DCC – Defense and Cost Containment Expense Reserve Analysis	43
Total DCC Expense Analysis	44
Exhibit ADJ – Adjusting and Other Expense Reserve Analysis	50

Copyright © Progressive Casualty Insurance Company. All Rights Reserved.

Section VII – Case Study: Loss Reserve Review

Based upon our segment reviews, we may revise any or all of the following in order to achieve the desired changes to our reserves:

•	Case Reserves can be revised by changing:
o	Average reserves, which are applied to open features below the threshold that has been established for the applicable loss reserving segment
o	ANCR factors, which are applied to adjuster reserves on open features above the threshold
o	The inflation factor, which is applied to average reserves in months following a review

•	IBNR Reserves can be revised by changing:

o	IBNR factors, which are applied to trailing periods of earned premium

In this section, we present an example of a loss reserve review for a sample segment. Most segments are defined as a state/product/coverage grouping with reasonably similar loss characteristics.

Note that the data in this example is not from any specific segment and any similarity to a specific segment is coincidental. Also, the investigations that are undertaken, the conclusions that are drawn, and the selections that are made in this case study are not necessarily the same as those that would be made in an actual review. The results of this case study are also not intended to represent the actual results of the Company. Our intent is to illustrate and discuss many of the issues that we consider during an analysis. The calculations involved in the process will also be explained.

This case study will illustrate how we estimate the adequacy of our loss reserves by reviewing loss data organized in three different ways:

Type of Loss Reserve	Claims Data Organized by

Total (Case + IBNR)	Accident Period
Case	Record Period
IBNR	Record within Accident Period

By definition, the following identities are always true as of the designated evaluation date:

[Required Loss Reserves] = [Total Indicated Ultimate Losses] – [Total Paid Losses]

[Loss Reserve Adequacy] = [Held Loss Reserves] – [Required Loss Reserves]

Carried reserves and paid losses are known statistics and reconcile with our financial records. However, we use judgment in the estimation of the ultimate losses. As stated above, we make these estimations by accident period, record period, and record within accident period. Our job is to determine how losses will develop in the future using past development as a key indicator. In order to make reasonable selections, we look at several parameters and also consider the business issues that underlie the data.

We produce several exhibits to summarize our reviews, and they are also used in our discussions with management. Some of the key exhibits are presented on the next several pages. Following that, we provide an overview of each exhibit.

Exhibit A – Accident Period Analysis

Exhibit B – Accident Period Average Incurred Loss Development

Exhibit C – Record Period Analysis

Exhibit D – Summary of Estimated IBNR

Exhibit E (3 pages) – IBNR Analysis

As mentioned in the report, in our exhibits and explanations, we may use the terms “claim” and “feature” interchangeably. However, the Progressive definition of “feature” is the smallest divisible part of a claim, i.e., it is a loss on one coverage for one person, so one claim can have multiple features. Even though we may generically refer to “claims” in our discussion, our analysis is actually done at the “feature” level. In addition, the term “counts” generally means “number of features.”

Note that rounding in the exhibits as well as the order of calculation may make some of the figures in the case study appear slightly out of balance.

Exhibit A

State XYZ Auto as of December 31, 2008

ACCIDENT PERIOD ANALYSIS

	(1)	(2)		(3)	(4)		(5)	(6)			(7)
Accident Semesters Ending	Paid Projection Ult ($000)	Avg. Paid Projection Ult ($000)		Incurred Projection Ult ($000)	Avg. Incurred Projection Ult ($000)		Adj. Inc. @ 12/31/2008 ($000)	Pd. Loss @ 12/31/2008 ($000)			Indicated Ultimate Loss ($000)
PRIOR 3 yrs	35,427	35,385		35,395	35,347		35,373	34,937			35,379
Jun-2005	10,930	10,940		11,193	11,170		11,111	10,434			11,186
Dec-2005	13,257	13,163		13,249	13,273		13,087	12,197			13,257
Jun-2006	13,534	13,781		14,012	13,985		13,738	11,955			14,046
Dec-2006	9,962	9,868		10,324	10,304		10,117	8,248			10,318
Jun-2007	9,485	9,492		10,149	10,100		9,888	7,014			10,125
Dec-2007	7,187	6,928		8,181	8,129		7,891	4,238			8,175
Jun-2008	9,689	8,667		8,842	8,727		8,529	3,221			8,805
Dec-2008	11,020	12,069		9,665	9,673		8,107	1,357			9,695
Total	120,492	120,293		121,011	120,708		117,840	93,602			120,987
Paid Loss	93,602	93,602		93,602	93,602						93,602

Required Reserves	26,890	26,691		27,409	27,106					% of Reserves	27,385
Held Reserves	28,038	28,038		28,038	28,038						28,038
Reserve Adequacy	1,148	1,347		629	932					2.4%	654

Average Last 4	3,132	(2,025)		3,261	3,835
2nd to Last Diagonal	2,865	(3,318)		624	1,951
Last Diagonal	(7,001)	(6,264)		3,470	3,154

	(8)	(9)	(10)	(11)	(12)	(13)		(14)	(15)		(16)
Accident Semesters Ending	Projected Avg. Paid Severity	Projected Avg. Incurred Severity	Avg. Adjuster Case Reserves @ 6 Months	Closure Rate @ 6 Months	CWP Rate @ 6 Months	Ultimate CWP Rate		Incurred Counts Projection	Recorded Counts Projection		Indicated Ultimate Counts
PRIOR 3 yrs	5,863	5,857						6,032	6,035		6,035
Jun-2005	5,796	5,918	4,207	33.7%	26.3%	37.9%		1,888	1,887		1,888
Dec-2005	6,141	6,192	4,321	28.6%	29.4%	40.4%		2,145	2,142		2,144
Jun-2006	6,342	6,436	5,341	26.1%	27.6%	41.3%		2,175	2,171		2,173
Dec-2006	5,404	5,643	5,291	32.3%	26.3%	39.8%		1,827	1,825		1,826
Jun-2007	6,280	6,682	5,462	30.8%	30.7%	41.8%		1,514	1,509		1,512
Dec-2007	5,686	6,671	5,213	26.4%	29.2%	42.5%		1,222	1,215		1,219
Jun-2008	7,449	7,501	4,606	23.5%	32.4%	47.2%		1,179	1,148		1,164
Dec-2008	8,940	7,165	4,153	21.5%	28.7%	43.1%		1,449	1,379		1,350
								19,431	19,311		19,309

Accident	(17)	(18)	(19)	(20)	(21)	(22)	(23)	(24)	(25)	(26)	(27)
Semesters Ending	Ultimate Severity	Change In Severity	Ultimate Frequency	Change In Frequency	Pure Premium	Loss Ratio	Premium ($000)	Earned Exposures	Change in Earned Exp.	Avg EP	Change In Avg EP
PRIOR 3 yrs	5,862		3.22%		189	49.1%	72,054	187,526		384
Jun-2005	5,926		3.59%		212	64.6%	17,325	52,642		329
Dec-2005	6,185	4.4%	3.41%	-4.8%	211	70.7%	18,744	62,827	19.3%	298	-9.3%
Jun-2006	6,464	4.5%	3.46%	1.5%	224	79.5%	17,670	62,734	-0.1%	282	-5.6%
Dec-2006	5,650	-12.6%	3.24%	-6.3%	183	65.9%	15,652	56,287	-10.3%	278	-1.3%
Jun-2007	6,699	18.6%	2.97%	-8.4%	199	68.6%	14,749	50,881	-9.6%	290	4.2%
Dec-2007	6,709	0.2%	2.56%	-13.9%	172	56.2%	14,557	47,667	-6.3%	305	5.3%
Jun-2008	7,568	12.8%	2.60%	1.6%	197	61.9%	14,233	44,804	-6.0%	318	4.0%
Dec-2008	7,182	-5.1%	2.59%	-0.3%	186	60.0%	16,162	52,158	16.4%	310	-2.5%
					196	60.1%	201,146	617,528
		Chg Dec 08		Chg Dec 08
4 Point Ann Exp Trend	6.8%	vs. Dec 07	-7.6%	vs. Dec 07	-1.4%					4.9%
8 Point Ann Exp Trend	6.5%	7.0%	-10.5%	1.3%	-4.7%					0.4%

Exhibit B

State XYZ Auto as of December 31, 2008

Semiannual Accident Periods Ending	AVERAGE INCURRED LOSSES - ACCIDENT PERIOD ANALYSIS
																Ultimate
	1	2	3	4	5	6	7	8	9	10	11	12	13	14	Ultimate Severity	Loss ($000)
Jun-02	5,790	5,876	5,928	5,553	5,688	5,796	5,792	5,988	6,019	5,999	5,969	5,960	5,962	5,950	5,950	3,540
Dec-02	5,365	5,961	5,385	5,730	5,636	5,514	5,782	5,928	5,884	5,970	5,939	5,981	5,981	5,969	5,969	4,262
Jun-03	6,087	6,084	5,795	6,852	6,652	6,833	6,832	6,825	6,882	6,907	6,900	6,912	6,913	6,899	6,899	5,333
Dec-03	5,031	5,470	5,558	5,623	5,774	5,974	6,084	6,102	6,139	6,230	6,160	6,170	6,171	6,159	6,159	7,151
Jun-04	4,778	5,342	5,383	5,465	5,489	5,617	5,653	5,661	5,651	5,710	5,677	5,687	5,688	5,677	5,677	7,448
Dec-04	4,153	4,765	4,971	4,988	5,030	4,974	5,078	5,124	5,118	5,174	5,145	5,154	5,154	5,144	5,144	7,613
Jun-05	4,315	5,241	5,457	5,704	5,786	5,787	5,822	5,865	5,889	5,953	5,919	5,929	5,930	5,918	5,918	11,170
Dec-05	4,830	5,839	5,985	5,975	6,088	6,058	6,068	6,136	6,161	6,228	6,193	6,204	6,205	6,192	6,192	13,273
Jun-06	6,277	6,306	6,180	6,140	6,283	6,269	6,307	6,378	6,403	6,473	6,436	6,448	6,449	6,436	6,436	13,985
Dec-06	5,440	5,411	5,274	5,440	5,456	5,497	5,530	5,592	5,614	5,675	5,643	5,653	5,654	5,643	5,643	10,304
Jun-07	6,155	6,126	6,269	6,366	6,461	6,509	6,548	6,622	6,648	6,721	6,683	6,694	6,695	6,682	6,682	10,100
Dec-07	5,657	5,850	6,189	6,356	6,451	6,499	6,538	6,611	6,638	6,710	6,672	6,684	6,685	6,671	6,671	8,129
Jun-08	5,513	6,756	6,959	7,147	7,253	7,307	7,351	7,434	7,463	7,545	7,502	7,515	7,516	7,501	7,501	8,727
Dec-08	5,289	6,453	6,647	6,826	6,928	6,979	7,021	7,100	7,129	7,206	7,166	7,178	7,179	7,165	7,165	9,673

	1-2	2-3	3-4	4-5	5-6	6-7	7-8	8-9	9-10	10-11	11-12	12-13	13-14
Jun-02	1.015	1.009	0.937	1.024	1.019	0.999	1.034	1.005	0.997	0.995	0.998	1.000	0.998
Dec-02	1.111	0.903	1.064	0.984	0.978	1.049	1.025	0.993	1.015	0.995	1.007	1.000
Jun-03	1.000	0.953	1.182	0.971	1.027	1.000	0.999	1.008	1.004	0.999	1.002
Dec-03	1.087	1.016	1.012	1.027	1.035	1.018	1.003	1.006	1.015	0.989
Jun-04	1.118	1.008	1.015	1.004	1.023	1.006	1.001	0.998	1.010
Dec-04	1.147	1.043	1.003	1.009	0.989	1.021	1.009	0.999
Jun-05	1.215	1.041	1.045	1.014	1.000	1.006	1.007			Loss Development Factors			Adequacy
Dec-05	1.209	1.025	0.998	1.019	0.995	1.002				Average Last 4			3,835
Jun-06	1.005	0.980	0.993	1.023	0.998					2nd to Last Diagonal			1,951
Dec-06	0.995	0.975	1.031	1.003						Last Diagonal			3,154
Jun-07	0.995	1.023	1.016							Selected Avg Inc Indication			932
Dec-07	1.034	1.058								Selected Ultimate Indication			654
Jun-08	1.225

Avg Last 5 x HiLo	1.011	1.009	1.015	1.014	0.998	1.010	1.004	1.001	1.010
Avg Last 4	1.062	1.009	1.010	1.015	0.996	1.009	1.005	1.003	1.011	0.994
Prior Sel @ 6 Mth	1.014	1.001	1.022	1.016	1.002	1.008	1.003	1.004	1.007	0.997	1.001	1.002	1.000
Prior Sel @ 3 Mth	1.130	1.030	1.007	1.021	1.007	1.011	1.009	1.006	0.997	1.006	0.998	1.000	1.000
Select	1.220	1.030	1.027	1.015	1.007	1.006	1.011	1.004	1.011	0.994	1.002	1.000	0.998	Tail
Cumulative	1.355	1.110	1.078	1.050	1.034	1.027	1.020	1.009	1.005	0.994	1.000	0.998	0.998	1.000

	Dec-08	Jun-08	Dec-07	Jun-07	Dec-06	Jun-06	Dec-05	Jun-05	Dec-04	Jun-04	Dec-03	Jun-03	Dec-02	Jun-02
Ult. Severity	7,165	7,501	6,671	6,682	5,643	6,436	6,192	5,918	5,144	5,677	6,159	6,899	5,969	5,950
Ult. Counts	1,350	1,164	1,219	1,512	1,826	2,173	2,144	1,888	1,480	1,312	1,161	773	714	595
Ultimate Loss	9,673	8,727	8,129	10,100	10,304	13,985	13,273	11,170	7,613	7,448	7,151	5,333	4,262	3,540

Ultimate LR	59.9%	61.3%	55.8%	68.5%	65.8%	79.1%	70.8%	64.5%	46.2%	48.1%	54.5%	53.3%	48.4%	43.3%
Ultimate PP	185	195	171	198	183	223	211	212	168	185	215	213	191	167

Exhibit C

State XYZ Auto as of December 31, 2008

RECORD PERIOD ANALYSIS

	(1)	(2)	(3)	(4)	(5)			(6)	(7)	(8)	(9)	(10)
					Indicated
Record	Incurred	Avg. Incurred	Adj. Inc. @	Pd. Loss @	Ultimate			Projected			Incurred	Indicated
Semesters Ending	Projection Ult ($000)	Projection Ult ($000)	12/31/2008 ($000)	12/31/2008 ($000)	Loss ($000)		Record Semesters Ending	Avg. Incurred Severity	Ultimate Severity	Change In Severity	Counts Projection	Ultimate Counts
PRIOR 3 yrs	34,729	34,727	34,672	34,324	34,729		PRIOR 3 yrs	5,868	5,867		5,919	5,919
Jun-2005	9,934	9,944	9,867	9,368	9,937		Jun-2005	5,409	5,404		1,839	1,839
Dec-2005	12,658	12,724	12,573	11,966	12,681		Dec-2005	6,293	6,265	16.0%	2,024	2,024
Jun-2006	14,656	14,692	14,440	12,747	14,666		Jun-2006	6,669	6,651	6.2%	2,205	2,,205
Dec-2006	10,588	10,658	10,482	8,918	10,611		Dec-2006	5,548	5,521	-17.0%	1,922	1,922
Jun-2007	10,923	10,955	10,802	7,770	10,928		Jun-2007	6,798	6,770	22.8%	1,614	1,614
Dec-2007	8,067	8,067	7,995	4,535	8,067		Dec-2007	6,637	6,618	-2.1%	1,219	1,219
Jun-2008	8,584	8,727	8,771	3,565	8,631		Jun-2008	7,517	7,333	12.0%	1,177	1,177
Dec-2008	9,486	9,161	9,597	1,768	9,350		Dec-2008	7,047	6,622	-3.5%	1,412	1,412

Total	119,627	119,656	119,199	94,961	119,577						19,331	19,331
										Chg Dec 08
							4 Point Ann Exp Trend		0.7%	vs. Dec 07
Paid Loss	94,961	94,961			94,961		8 Point Ann Exp Trend		5.9%	0.1%

Required Reserves	24,666	24,694					24,615
Held Reserves	23,587	23,587					23,587
Reserve Adequacy	(1,079)	(1,108)				-4.2%	(1,029)

Average Last 4	559	1,378
2nd to Last Diagonal	(1,436)	242
Last Diagonal	1,646	1,614

Exhibit D

SUMMARY OF ESTIMATED IBNR

(1)	(2)	(3)	(4)	(5)	(6)	(7)	(8)	(9)	(10)	(11)
Prior Review Future Pure Premium	Calculated PP using 6 month Emerged	Quarterly Rec w/n Acc Periods Ending	Total Future Pure Prem	Earned Exposures	Earned Premium	Indicated IBNR	Indicated IBNR Factors	Current IBNR Factors	IBNR Emerged Since Jun-2008	6 Mth Emg. Indicated IBNR Factors
1.17	0.89	Sep-2004	0.60	22,103	8,156,777	13,163	0.2%		6,110	0.2%
1.65	1.22	Dec-2004	0.78	23,265	8,307,946	18,249	0.2%		6,110	0.3%
2.12	0.87	Mar-2005	0.98	24,674	8,417,123	24,058	0.3%	1.1%	17,913	0.5%
2.43	1.05	Jun-2005	1.16	27,968	8,907,753	32,482	0.4%	1.1%	17,913	0.6%
2.74	1.70	Sep-2005	1.35	30,751	9,331,069	41,499	0.4%	1.1%	17,913	0.6%
3.05	1.80	Dec-2005	1.54	32,076	9,413,188	49,381	0.5%	1.1%	17,913	0.7%
3.36	1.93	Mar-2006	1.73	31,817	9,094,404	55,086	0.6%	2.1%	30,074	0.9%
3.80	2.10	Jun-2006	2.15	30,918	8,575,229	66,559	0.8%	2.1%	30,074	1.1%
4.24	2.68	Sep-2006	2.58	29,011	7,995,863	74,802	0.9%	2.1%	30,074	1.3%
4.69	3.13	Dec-2006	3.01	27,276	7,655,772	82,052	1.1%	2.1%	30,074	1.5%
5.14	3.62	Mar-2007	3.44	26,502	7,425,622	91,225	1.2%	3.1%	45,060	1.8%
5.69	4.11	Jun-2007	4.00	24,379	7,323,851	97,579	1.3%	3.0%	39,863	1.9%
6.81	5.14	Sep-2007	4.78	24,375	7,367,666	116,551	1.6%	4.1%	37,814	2.1%
7.58	5.64	Dec-2007	5.47	23,292	7,189,243	127,483	1.8%	4.5%	82,033	2.9%
8.95	6.33	Mar-2008	6.59	22,123	7,035,903	145,689	2.1%	4.9%	160,243	4.3%
11.31	9.00	Jun-2008	8.92	22,681	7,197,385	202,219	2.8%	5.7%	570,118	10.7%
15.82	13.83	Sep-2008	11.74	25,217	7,724,378	295,929	3.8%	6.9%
35.65	34.05	Dec-2008	33.52	26,942	8,437,252	903,099	10.7%	11.6%
	2,560,917			475,370	145,556,425	2,437,105			1,139,299
						Zero Runoff			Six Mth Runoff
						2,437	Indicated IBNR ($000)		2,377
		Annual Pure Premium Trend				4,452	Carried IBNR ($000)		4,196
		Current:	4.0%			2,015	Adequacy ($000)		1,819

Exhibit E

State XYZ Auto as of December 31, 2008

Quarterly Rec w/n Acc Periods	INCURRED LOSSES QUARTERLY LAG 1 - IBNR ANALYSIS
Ending	0	1	2	3	4	5	6	7	8	Ultimate
Sep-04	496,686	518,026	470,878	478,747	444,503	444,244	434,161	423,421	421,999	402,689
Dec-04	563,065	602,907	574,026	582,766	533,957	521,264	519,834	510,883	508,050	496,017
Mar-05	701,628	724,404	683,572	722,382	756,639	873,140	849,821	858,810	866,299	841,951
Jun-05	926,112	992,882	936,052	1,074,640	1,040,663	990,419	882,542	936,217	922,570	893,998
Sep-05	762,137	742,380	710,141	696,527	614,613	598,305	587,628	580,404	575,320	559,296
Dec-05	1,403,988	1,429,926	1,328,895	1,282,623	1,223,390	1,217,221	1,222,239	1,219,462	1,209,300	1,182,188
Mar-06	1,153,489	1,091,243	941,836	889,421	866,636	858,661	874,015	836,479	848,368	834,987
Jun-06	1,273,559	1,032,051	895,131	827,142	819,180	787,061	741,515	750,787	725,020	687,127
Sep-06	950,170	902,377	796,609	748,899	725,726	705,040	698,794	692,021	674,166	674,166
Dec-06	945,192	904,793	884,895	836,910	796,854	766,037	749,239	745,902		745,902
Mar-07	905,649	794,721	860,296	820,179	805,707	803,143	832,359			833,632
Jun-07	473,607	400,046	393,187	374,912	353,414	326,284				320,368
Sep-07	523,663	444,461	382,911	458,488	390,422					372,461
Dec-07	772,190	700,711	604,762	577,760						524,747
Mar-08	553,743	496,540	466,983							414,268
Jun-08	559,263	621,759								508,232
Sep-08	673,829									527,186

	0-1	1-2	2-3	3-4	4-5	5-6	6-7	7-8	8-9
Sep-04	1.043	0.909	1.017	0.928	0.999	0.977	0.975	0.997	0.973
Dec-04	1.071	0.952	1.015	0.916	0.976	0.997	0.983	0.994	0.990
Mar-05	1.032	0.944	1.057	1.047	1.154	0.973	1.011	1.009	0.973
Jun-05	1.072	0.943	1.148	0.968	0.952	0.891	1.061	0.985	0.970
Sep-05	0.974	0.957	0.981	0.882	0.973	0.982	0.988	0.991	0.992
Dec-05	1.018	0.929	0.965	0.954	0.995	1.004	0.998	0.992	0.991
Mar-06	0.946	0.863	0.944	0.974	0.991	1.018	0.957	1.014	0.990
Jun-06	0.810	0.867	0.924	0.990	0.961	0.942	1.013	0.966	0.948
Sep-06	0.950	0.883	0.940	0.969	0.971	0.991	0.990	0.974
Dec-06	0.957	0.978	0.946	0.952	0.961	0.978	0.996
Mar-07	0.878	1.083	0.953	0.982	0.997	1.036
Jun-07	0.845	0.983	0.954	0.943	0.923
Sep-07	0.849	0.862	1.197	0.852
Dec-07	0.907	0.863	0.955
Mar-08	0.897	0.940
Jun-08	1.112
Straight Avg	0.963	0.919	0.973	0.954	0.970	0.999	0.997	1.008	1.009
Avg x HiLo	0.963	0.918	0.971	0.951	0.968	0.990	0.996	1.004	1.001
Wtd Avg All	0.957	0.921	0.975	0.959	0.980	0.988	1.000	1.000	0.998
Avg Last 8	0.924	0.932	0.977	0.952	0.972	0.980	1.002	0.991	0.978
Wt Avg.8	0.926	0.931	0.961	0.959	0.977	0.980	1.002	0.991	0.979
Avg Last 4	0.941	0.912	1.015	0.932	0.963	0.987	0.989	0.986	0.980
Wt Avg.4	0.940	0.905	0.996	0.942	0.970	0.987	0.987	0.988	0.981
Select	0.957	0.921	0.977	0.952	0.972	0.980	1.002	1.000	1.000
Cumulative	0.782	0.817	0.887	0.908	0.954	0.982	1.002	1.000	1.000

Ultimate Loss	527,186	508,232	414,268	524,747	372,461	320,368	833,632	745,902	674,166

Exhibit E

State XYZ Auto as of December 31, 2008

Quarterly Rec w/n Acc Periods	INCURRED LOSSES QUARTERLY LAG 0-7 EMERGENCE - IBNR ANALYSIS
Ending	0	1	2	3	4	5	6	7
Sep-04	2,618,475	402,689	137,687	20,484	35,110	5,112	24,319	22,365
Dec-04	3,340,158	496,017	226,614	96,699	34,548	22,026	19,872	9,514
Mar-05	3,930,469	841,951	89,797	359,298	79,781	80,585	26,712	17,874
Jun-05	4,092,147	893,998	255,026	144,934	117,008	50,989	28,301	19,937
Sep-05	5,225,296	559,296	185,020	191,422	36,711	59,504	107,033	21,442
Dec-05	4,830,247	1,182,188	250,533	281,475	42,245	32,341	16,295	10,619
Mar-06	6,405,308	834,987	128,883	112,328	34,996	119,103	89,602	6,863
Jun-06	4,924,350	687,127	134,681	169,119	91,889	(58,356)	81,906	14,844
Sep-06	4,186,260	674,166	139,948	115,327	17,039	14,286	13,298	21,573
Dec-06	4,028,433	745,902	69,329	30,049	35,935	15,788	17,576	7,043
Mar-07	4,370,268	833,632	189,272	37,264	24,374	16,504	29,907	15,153
Jun-07	3,946,033	320,368	77,327	52,106	13,905	23,755	16,108
Sep-07	3,375,799	372,461	34,944	53,028	29,579	8,235
Dec-07	3,252,471	524,747	40,514	48,554	33,479
Mar-08	3,751,012	414,268	106,068	54,175
Jun-08	3,283,120	508,232	61,886
Sep-08	3,631,092	527,186
Dec-08	3,209,628

Avg 3 Emergence	3,374,613	483,229	69,489	51,919	25,654	16,165	21,197	14,590

Quarterly Rec w/n Acc Periods	INFLATED INCURRED LOSSES QUARTERLY LAG 0-7 EMERGENCE - IBNR ANALYSIS
Ending	0	1	2	3	4	5	6	7
Sep-04	3,093,429	471,089	159,503	23,498	39,883	5,750	27,089	24,669
Dec-04	3,907,512	574,608	259,958	109,845	38,862	24,535	21,919	10,392
Mar-05	4,553,228	965,836	102,005	404,161	88,867	88,887	29,176	19,333
Jun-05	4,694,268	1,015,535	286,870	161,440	129,062	55,693	30,610	21,353
Sep-05	5,935,663	629,132	206,092	211,142	40,098	64,360	114,637	22,741
Dec-05	5,433,371	1,316,826	276,343	307,443	45,692	34,639	17,282	11,153
Mar-06	7,134,798	921,007	140,773	121,494	37,482	126,320	94,104	7,138
Jun-06	5,431,656	750,520	145,671	181,134	97,457	(61,288)	85,182	15,287
Sep-06	4,572,474	729,178	149,891	122,315	17,895	14,857	13,695	22,000
Dec-06	4,357,153	798,896	73,530	31,559	37,372	16,259	17,924	7,112
Mar-07	4,680,760	884,147	198,782	38,755	25,102	16,831	30,202	15,153
Jun-07	4,185,147	336,466	80,420	53,661	14,180	23,989	16,108
Sep-07	3,545,425	387,359	35,987	54,078	29,870	8,235
Dec-07	3,382,570	540,412	41,316	49,032	33,479
Mar-08	3,862,989	422,472	107,113	54,175
Jun-08	3,348,139	513,240	61,886
Sep-08	3,666,871	527,186
Dec-08	3,209,628

Exhibit E

State XYZ Auto as of December 31, 2008

Quarterly Rec w/n Acc Periods	INFLATED INCURRED LOSSES QUARTERLY LAG 0-7 PURE PREMIUMS - IBNR ANALYSIS
Ending	0	1	2	3	4	5	6	7
Sep-04	139.957	21.314	7.216	1.063	1.804	0.260	1.226	1.116
Dec-04	167.954	24.698	11.174	4.721	1.670	1.055	0.942	0.447
Mar-05	184.538	39.144	4.134	16.380	3.602	3.602	1.182	0.784
Jun-05	167.842	36.310	10.257	5.772	4.615	1.991	1.094	0.763
Sep-05	193.022	20.459	6.702	6.866	1.304	2.093	3.728	0.740
Dec-05	169.390	41.053	8.615	9.585	1.424	1.080	0.539	0.348
Mar-06	224.248	28.947	4.425	3.819	1.178	3.970	2.958	0.224
Jun-06	175.682	24.275	4.712	5.859	3.152	(1.982)	2.755	0.494
Sep-06	157.611	25.134	5.167	4.216	0.617	0.512	0.472	0.758
Dec-06	159.741	29.289	2.696	1.157	1.370	0.596	0.657	0.261
Mar-07	176.618	33.361	7.501	1.462	0.947	0.635	1.140	0.572
Jun-07	171.668	13.801	3.299	2.201	0.582	0.984	0.661
Sep-07	145.453	15.892	1.476	2.219	1.225	0.338
Dec-07	145.225	23.202	1.774	2.105	1.437
Mar-08	174.614	19.096	4.842	2.449
Jun-08	147.619	22.629	2.729
Sep-08	145.414	20.906
Dec-08	119.133

Straight Avg	166.289	25.495	5.461	4.640	2.019	1.118	1.387	0.575
Avg x HiLo	165.689	25.268	5.352	4.096	1.936	1.137	1.269	0.557
Avg Last 8	153.218	22.272	3.685	2.708	1.314	0.767	1.614	0.520
Avg Last 4	146.695	21.458	2.705	2.243	1.048	0.638	0.732	0.521

Select	146.695	21.458	2.705	2.243	1.048	0.638	0.732	0.521

Quarterly Rec w/n Acc Periods	FUTURE PURE PREMIUMS BY QUARTERLY LAG, INFLATED
	0	1	2	3	4	5	6	7	8 - 27	Total Future
Ending										Pure Prem
Sep-04									0.596	0.60
Dec-04									0.784	0.78
Mar-05									0.975	0.98
Jun-05									1.161	1.16
Sep-05									1.350	1.35
Dec-05									1.540	1.54
Mar-06									1.731	1.73
Jun-06									2.153	2.15
Sep-06									2.578	2.58
Dec-06									3.008	3.01
Mar-07									3.442	3.44
Jun-07								0.526	3.476	4.00
Sep-07							0.740	0.532	3.510	4.78
Dec-07						0.645	0.747	0.537	3.545	5.47
Mar-08					1.058	0.651	0.754	0.542	3.580	6.59
Jun-08				2.266	1.069	0.657	0.762	0.548	3.615	8.92
Sep-08			2.732	2.288	1.079	0.664	0.769	0.553	3.651	11.74
Dec-08		21.670	2.759	2.310	1.090	0.670	0.777	0.558	3.687	33.52

	Inflation rate used in IBNR calculation:			4.0%

Exhibit A – Accident Period Analysis

This exhibit summarizes our accident period analysis for this segment, so the claims are sorted and analyzed by accident date. We use 6-month accident periods (i.e., accident semesters) for this analysis. Each accident semester represents claims that occurred during the 6-month period ending at the end of the designated month (in the left-hand column of the exhibit).

An accident period analysis measures the adequacy of our total reserves. In other words, the estimated ultimate losses for each accident period include losses for claims that have already been reported to the Company plus losses for claims that have not yet been recorded.

The information on Exhibit A is summarized as follows:

•

COLUMNS (1) – (4): Estimated ultimate losses resulting from four different sets of projections, along with the resulting required reserves and reserve adequacy for each respective projection, as well as the adequacy that would have resulted using 3 different types of “default” selections of loss development factors for the projections

•	COLUMNS (5) and (6): Cumulative adjuster-incurred losses (i.e., paid losses plus adjuster reserves) and paid losses as of the evaluation date of 12/31/2008

•

COLUMN (7): Indicated ultimate losses which have been judgmentally selected by the loss reserving area considering all information obtained during the analysis, along with the resulting required reserves and reserve adequacy

•	COLUMNS (8) and (9): Estimated ultimate average paid and average incurred severities, based upon the projections of average paid and average incurred losses

•	COLUMN (10): Average adjuster case reserves, as of the first evaluation point (i.e. the evaluation date is the end-date of each respective accident semester, which is at 6 months development)

•	COLUMN (11): Closure Rate @ 6 months = [(The number of claims closed with payment) at 6 months development] divided by [Selected ultimate incurred claim count]

•	COLUMNS (12) and (13): CWP Rate (i.e. percentage of reported claims which are closed without payment), as of the first evaluation point (6 months), and projection to ultimate

•	COLUMNS (14) – (15): Estimated ultimate incurred counts resulting from two different sets of projections

•	COLUMN (16): Indicated ultimate incurred counts which have been judgmentally selected by the loss reserving area, considering all of the information obtained during the analysis

•

COLUMNS (17) and (18): Indicated ultimate severities which result from the ultimate selections of losses and counts, along with the change from period to period, and the 4-point and 8-point fitted exponential trends. Fitted exponential trends tell us the estimated average annual change in severity (or another parameter) considering our selections over the past two years (4 points) and four years (8 points). The year-over-year change is also presented for the most recent semester

•

COLUMNS (19) and (20): Indicated ultimate frequencies which result from the selected ultimate counts, along with the change from period to period, the 4-point and 8-point fitted exponential trends, and the year-over-year change

•	COLUMNS (21) and (22): The pure premiums and loss ratios which result from the selected ultimate losses, along with the 4-point and 8-point fitted exponential pure premium trends

•

COLUMNS (23) – (27): Earned premium and earned exposures, which are used in some of the other calculations, along with average earned premium, changes in average earned premium, and the 4-point and 8-point fitted exponential trends for average earned premium

The following chart contains columns (1) through (4) of Exhibit A, and will be explained in more detail below:

	(1)	(2) = (8) × (16)	(3)	(4) = (9) × (16) (see Exhibit B)
Accident Semesters Ending	Paid Projection Ult ($000)	Avg. Paid Projection Ult ($000)	Incurred Projection Ult ($000)	Avg. Incurred Projection Ult ($000)
PRIOR 3 yrs	35,427	35,385	35,395	35,347
Jun-2005	10,930	10,940	11,193	11,170
Dec-2005	13,257	13,163	13,249	13,273
Jun-2006	13,534	13,781	14,012	13,985
Dec-2006	9,962	9,868	10,324	10,304
Jun-2007	9,485	9,492	10,149	10,100
Dec-2007	7,187	6,928	8,181	8,129
Jun-2008	9,689	8,667	8,842	8,727
Dec-2008	11,020	12,069	9,665	9,673

Tot Ult Loss	120,492	120,293	121,011	120,708

Tot Paid Loss	93,602	93,602	93,602	93,602

Required Reserves	26,890	26,691	27,409	27,106
Held Reserves	28,038	28,038	28,038	28,038
Reserve Adequacy	1,148	1,347	629	932

Avg Last 4	3,132	(2,025)	3,261	3,835
2nd to Last Diag	2,865	(3,318)	624	1,951
Last Diag	(7,001)	(6,264)	3,470	3,154

We use four sets of projections in most of our loss reserve segment analyses. There are other approaches built into our model that we use occasionally, when conditions warrant their use. However, we typically arrive at our indications using projections from: paid losses; average paid losses; incurred losses; average incurred losses Exhibit B goes into more detail regarding our selection process using the average incurred loss projection. (Thus, there is a box around column (4)). However, this discussion will focus more on the merits of each type of projection, the thought-processes behind the projections and the relationships between various components.

Note that the paid, average paid, incurred and average incurred projections all use a similar actuarial technique to estimate ultimate losses. As illustrated in Exhibit B, we organize the data into a triangular format and project ultimate values by selecting development factors for each evaluation interval based upon historical patterns and judgment.

Estimated ultimate losses are projected for the past 7 accident years (by accident semester) for each of the four projections. These ultimate losses are shown on the exhibit for each of the past 8 accident semesters (4 years), and then the prior 3 accident years combined. Required reserves and reserve adequacy are then calculated (and shown in bold print below the total ultimate losses) for each projection by using the identities stated at the beginning of this section:

Total Ultimate Losses	-	Total Paid Losses	=	Required Reserves
Held Reserves	-	Required Reserves	=	Reserve Adequacy

Below the reserve adequacy for each projection, we show the adequacy that would have resulted from the application of three different types of default factor selections for each projection. Exhibit B shows more details behind these calculations, and Exhibit A summarizes the results. “Average Last 4” is the adequacy that would result if we selected future loss development factors equal to the average of the last four development factors at each development point. “2nd to Last Diagonal” and “Last Diagonal” are the adequacies that would result if we selected future loss development factors equal to those on each of the last two diagonals of the development factor triangle. The last diagonal represents the development (payments and/or adjuster case reserve changes) during the most recent six calendar months for each accident semester. The second-last diagonal represents the development during the 6-month period that ended 6 months ago.

[Paid and Incurred] Loss Development vs. Average [Paid and Incurred] Loss Development: When we make our projections of ultimate losses, we need to consider trends in the frequency and severity of claims and consider the underlying influences on the historical changes in frequency and severity. The dollars of paid and incurred losses would be expected to change directionally in magnitude as our premium dollars and exposures change. In the development of paid and incurred loss dollars, we observe these changes over time but do not necessarily know whether they are due to changes in severity of claims, changes in the volume of business, or a mixture of both. On the other hand, by looking at the development of average paid and average incurred losses, we are able to focus upon changes in severity over time. Therefore, we tend to rely more heavily on the development of average paid and average incurred losses (summarized in columns (2) and (4)) than that of the total paid and incurred loss dollars (summarized in columns (1) and (3)).

Each data point in the Average Paid Loss development triangle	=	[Paid Loss Dollars] [Paid Counts]	(Paid Counts = Claim features (closed or open) with loss payment)
Each data point in the Average Incurred Loss development triangle	=	[Incurred Loss Dollars] [Incurred Counts]	(Incurred counts = Claim features closed with loss payment + open features.)

The ultimate losses for the Average Incurred Projection (column (4) of exhibit A) are calculated for each accident semester as:

Ultimate Losses for the Average Incurred Projection (column (4) of exhibit A)	=	[Ultimate Average Incurred Severity] (9)	×	[Indicated Ultimate Counts] (16)

The ultimate average incurred severities are derived from the projections of average incurred losses, as shown in Exhibit B. The indicated ultimate counts are selected from the two projections of counts, as described later in this section. Similar calculations are performed for the average paid projection. The result of these calculations is illustrated in the following chart, an excerpt from the relevant columns of Exhibit A:

	(8)	(16)	(2)=(8)×(16)	(9)	(16)	(4)=(9)×(16)
Accident		Indicated	Avg. Paid	[Per Exh B]	Indicated	Avg. Incr
Semesters	Avg. Paid	Ultimate	Projection	Avg. Incr	Ultimate	Projection
Ending	Severity	Counts	Ult ($000)	Severity	Counts	Ult ($000)
PRIOR 3 yrs	5,863	6,035	35,385	5,857	6,035	35,347
Jun-2005	5,796	1,888	10,940	5,918	1,888	11,170
Dec-2005	6,141	2,144	13,163	6,192	2,144	13,273
Jun-2006	6,342	2,173	13,781	6,436	2,173	13,985
Dec-2006	5,404	1,826	9,868	5,643	1,826	10,304
Jun-2007	6,280	1,512	9,492	6,682	1,512	10,100
Dec-2007	5,686	1,219	6,928	6,671	1,219	8,129
Jun-2008	7,449	1,164	8,667	7,501	1,164	8,727
Dec-2008	8,940	1,350	12,069	7,165	1,350	9,673

Paid (and Average Paid) Losses - The development of paid losses is influenced by the rate at which claims are recorded, the rate at which the claims are paid and settled, and the severity of the claims. Injury claims (BI, PIP, and UMBI) tend to have more variability in development and a longer payment period than property/physical damage claims (comprehensive, collision, and property damage).

The recording of claims can be influenced by the time it takes for the claimant to report the claim and the time it takes for the Company to record the claim. The time it takes for the claimant to report the claim can be influenced by external forces, such as laws and regulations in the state, the legal environment, and the economy. The time it takes for the Company to record the claim can be influenced by changes in claim processing.

Some or all of the same items as mentioned for claim reporting and recording can also influence the rate at which claims are paid and settled. In addition, the rate of payment of claims tends to be related to the severity of claims. Smaller claims tend to settle more quickly and larger claims tend to settle more slowly. As a result of this relationship, we consider the closure rate when making our judgments regarding paid (and average paid) loss development.

As stated above:

Closure Rate	=	[# of Claims Closed w/ Payment] [Selected Ultimate Incurred Claim Count]

We look at this ratio to see if there is a change in the rate of claim closure, which may impact the paid loss development (historically and in the future). Column (11) of Exhibit A shows the closure rate at the first evaluation point for each accident period. We also look at further development points for the same reason, but it is the first development point (i.e., six months) that tends to be the most informative, since the closure rate tends to vary more when claims are less mature. Greater variability in the closure rate causes greater distortions in the development of paid (and average paid) losses.

The following section from Exhibit A (as well as the underlying data) illustrates this point:

	(Data)	(16)	(11)
Accident	Features	Indicated	=(Data)/(16)
Semesters	Closed w/ Pay	Ultimate	Closure Rate
Ending	@ 6 Months	Counts	@ 6 Months
Jun-2005	636	1,888	33.7%
Dec-2005	613	2,144	28.6%
Jun-2006	568	2,173	26.1%
Dec-2006	589	1,826	32.3%
Jun-2007	466	1,512	30.8%
Dec-2007	322	1,219	26.4%
Jun-2008	273	1,164	23.5%
Dec-2008	290	1,350	21.5%

For this segment, the closure rate has been decreasing for the past four accident semesters. This will tend to distort the predictive value of our historical paid (and average paid) loss development. The current paid losses will therefore not be expected to develop similarly to the historical paid losses. If a standard paid development projection is applied blindly, the resulting indication will likely not be reasonable.

Assuming that the lower severity claims are settled first, the trend seen in the closure rate would imply that the claims that have been paid in the most recent accident periods have a lower average severity (at the 6-month evaluation point) than those in the past. (See the example on page 17 for an illustration of this point). In addition, the future development of these losses may be understated if historical development patterns are applied. Therefore, the ultimate losses may be understated, the required reserves may be understated, and the reserve adequacy may be overstated.

The closure rate pattern is discussed with our claims management organization to determine what may be causing it to change (e.g., process changes, staffing changes, or change in the volume of claims). We consider whether the trend is expected to continue or reverse, or whether we are now at the level that is expected to remain consistent. We consider this information in our selections for future development of paid (and average paid) losses.

With this specific segment, some of the hypotheses stated above are not necessarily true. In fact, application of the paid and average paid development factors from the most recent 6-month period (i.e., the result of the “last diagonal,” as shown at the bottom of columns (1) and (2) of Exhibit A) would result in lower reserve adequacy.

Upon further review, we conclude that the vast majority of the reserve inadequacy that results from the last diagonal of the paid projections is due to the most recent accident semester. For this period, even though the closure rate is lower than history, the average paid loss is higher than history. This is a time when it is especially helpful to discuss these issues with management, to get additional information that may help in the analysis. It is quite possible that there are process changes or specific claims that may help to explain this development and help us to make better judgments. This type of volatility in paid development also indicates that it may be preferable to give more credibility to the incurred projections in making our final selections of indicated ultimate losses.

Incurred (and Average Incurred) Losses – To find the incurred losses, we add current reserves to the amount of paid losses. Recall from Section III (Types of Reserves) that the financial case reserve amount carried on the Company’s records takes the average reserve if it is below the predetermined threshold for the applicable segment, or uses the adjuster reserve if it is greater or equal to the threshold. However, when we analyze incurred loss data in our reviews, we use the adjuster reserve for all claims, not just those above the threshold.

Using average reserves for the financial reserve on claims below the threshold is appropriate because average reserves are highly accurate in aggregate. When looking at reserves in the detailed level of the reviews, however, using adjuster reserves adds value.

When a claim is recorded, it immediately receives the average reserve. Once the adjuster has enough information about the claim to make a reasonable estimate of its ultimate cost, the adjuster may enter an estimate into the claims system. The adjuster may revise this estimate when additional information is known. Using adjuster reserves in our incurred data is appropriate in our reviews because it allows us to consider the most current information available on claims as we track their development.

Incurred (and average incurred) losses can be more reliable than paid (and average paid) losses for projecting ultimate losses. Since incurred losses include the case reserve, and the case reserve is established as soon as the claim opens, incurred losses more accurately reflect ultimate losses in the early life of a claim. Also, case reserves are adjusted when additional information is known, making incurred losses more reliable over time.

We especially prefer incurred loss projections when we have volatile closure rates affecting our paid projections, (as in this example). Having case reserves as a component of incurred losses mitigates some of the distortions in the paid data, making incurred loss development more stable than paid loss development in many cases.

However, adding case reserves adds a new type of uncertainty. Injury claims (BI, PIP and UMBI) develop longer and vary more than property/physical damage claims (comprehensive, collision and property damage). Since injury claims can involve lawsuits, adjusters have more difficulty making accurate estimates. Further, changes in the adjusting process and personnel can effect the development of incurred losses.

In our reviews, we track changes in the adjusting process by observing the “average adjuster case reserves.” This gives us the average values (and changes over time) of the case reserves that are used in the incurred (and average incurred) loss triangles. We expect an increasing trend over time in the average adjuster case reserves. We also know that changes made by Loss Reserving to the adjuster reserves will have an impact on the “average adjuster case reserves,” because any claim without an adjuster estimate uses the average reserve determined by Loss Reserving as the adjuster reserve.

We consider how much of the average adjuster case reserve amounts (and changes in those amounts) is due to adjuster estimates versus the averages from the tables. At the 6-month development point, approximately 42% of our open BI liability claims for tort states countrywide (those states without no-fault statutes) have adjuster estimates (as of year-end 2008.) This percentage varies considerably by state, and tends to be higher for states with no-fault statutes. Also, for a given state, the percentage may change over time (at the same development point). In addition, as claims age, the adjusters will enter estimated reserves on a greater proportion of the open claims. About 55% of our total inventory of open claims in tort states has adjuster estimates. Again, this percentage tends to be higher for states with no-fault statutes.

We look at this group of parameters to see if there is a change in the adjuster activity that may be affecting the incurred loss development and the incurred severities. Column (10) of Exhibit A shows the average adjuster case reserve at the first evaluation point (i.e., six months) for each accident period. We also look at further evaluation points for the same reason, but the first evaluation point tends to be the most informative.

Earlier, we mentioned that the closure rate influences the average paid severity. Also, note that the closure rate influences the average adjuster case reserve amount. The trend in both the average adjuster case reserve amount and the average paid severity are expected to be in the same direction as the trend in the closure rate. The following example illustrates this point:

Assume: (1) All open claims are reserved at their ultimate payment amount (2) The lower severity claims close before the higher severity claims (3) The distribution of claims is as follows:
				Total Incurred
# of Claims:	25	25	50	100
Severity:	5,000	10,000	16,000	11,750
Incurred Loss:	125,000	250,000	800,000	1,175,000
Scenario I: Closure Rate = 50%
	Closed	Open		Total Incurred
# of Claims:	50	50		100
Severity:	7,500	16,000		11,750
Incurred Loss:	375,000	800,000		1,175,000
Scenario II: Closure Rate = 25%
	Closed	Open		Total Incurred
# of Claims:	25	75		100
Severity:	5,000	14,000		11,750
Incurred Loss:	125,000	1,050,000		1,175,000

Thus, the decrease in closure rate results in decreased severity of the closed (paid) claims and decreased severity of the open claims (which would be reflected in the average adjuster case reserve amounts).

The following excerpt from Exhibit A illustrates this point for this segment:

	(10)	(11)
Accident	Avg. Adjuster
Semesters	Case Reserves	Closure Rate
Ending	@ 6 Months	@ 6 Months
Jun-2005	4,207	33.7%
Dec-2005	4,321	28.6%
Jun-2006	5,341	26.1%
Dec-2006	5,291	32.3%
Jun-2007	5,462	30.8%
Dec-2007	5,213	26.4%
Jun-2008	4,606	23.5%
Dec-2008	4,153	21.5%

This data potentially confirms the hypothesis for the most recent periods, that a decreasing closure rate will lead to decreasing average adjuster case reserves. However, there could also be other reasons for the decrease in these average adjuster case reserve amounts. Several possibilities are as follows:

•	There may have been a lower percentage of large claims
•	There may have been a significant change in the mix of business by limit
•	We may have made changes to the averages in the case tables that caused part of the decrease
•	There may have been process changes, causing:
o	Adjusters to leave claims at the case table average for a longer period of time before assigning their own estimates
o	Adjusters to estimate the value of the claims differently
o	Higher severity claims to settle more quickly
•	There may have been external (legal, regulatory, or environmental) forces causing severity of open claims (or all claims) to decrease

We discuss the adjuster reserving patterns with management to determine what may be causing this trend, whether it is expected to continue or reverse, or whether we are now at an expected level. We consider this information in our selections for future development of incurred (and average incurred) losses. For example, if adjuster estimates are lower than history for similar claims, we select higher development factors to project ultimate losses.

The selected reserve adequacies shown in columns (3) and (4) of Exhibit A are lower than those that would result from applying the development factors from the recent diagonals (i.e., the “default” adequacies). This results from our selected factors for the incurred projections being somewhat higher, on average, than those from the recent diagonals because we determined that the development in the recent past (the last few diagonals of the incurred triangles) was more favorable than we expect for the future.

Indicated Ultimate Losses (column (7)) – After consideration of the paid and incurred projections (in columns (1) through (4)) and all of the issues involved in those selections, we make our indicated ultimate loss selections for each accident semester. For this segment, we determined that the incurred projections are more reliable than the paid projections. Therefore, our selected ultimate losses consider the ultimate loss amounts from the two incurred projections.

Sometimes, we may judgmentally select ultimate loss amounts for some of the periods (usually the most recent periods) that are not based directly upon the four standard projections. It may be that the projected loss amount from the standard methods does not lead to a reasonable ultimate severity, pure premium and/or loss ratio. We would normally expect severity and pure premium to have trends that reasonably reflect internal and external trends in loss costs and inflation. These trends (as well as the frequency trend) are discussed with product management and pricing to verify the reasonableness of our assumptions. We do not necessarily expect to match their selected trends, but management should understand the reasons for the differences. We also expect the loss ratio and pure premium to be relatively stable, other than changes due to business operations, rate levels or business mix.

Consider the following chart, which contains information from Exhibit A:

	(7)	(16)	(17)	(18)	(21)	(22)
Accident	Indicated	Indicated	=(7)/(16)	Semi-Annual
Semesters	Ultimate	Ultimate	Ultimate	Change In	Pure	Loss
Ending	Loss ($000)	Counts	Severity	Severity	Premium	Ratio
PRIOR 3 yrs	35,379	6,035	5,862		189	49.1%
Jun-2005	11,186	1,888	5,926		212	64.6%
Dec-2005	13,257	2,144	6,185	4.4%	211	70.7%
Jun-2006	14,046	2,173	6,464	4.5%	224	79.5%
Dec-2006	10,318	1,826	5,650	-12.6%	183	65.9%
Jun-2007	10,125	1,512	6,699	18.6%	199	68.6%
Dec-2007	8,175	1,219	6,709	0.2%	172	56.2%
Jun-2008	8,805	1,164	7,568	12.8%	197	61.9%
Dec-2008	9,695	1,350	7,182	-5.1%	186	60.0%

Total	120,987	19,309	6.8%	4 pt ann exp trend	-1.4%
			6.5%	8 pt ann exp trend	-4.7%

Tot Paid Loss	93,602
Required Reserves	27,385
Held Reserves	28,038
Reserve Adequacy	654	2.4%	ç Percent of required reserves

Severity = [Ultimate Losses] / [Ultimate Incurred Counts]
Pure Premium = [Ultimate Losses] / [Earned Exposures]
Loss Ratio = [Ultimate Losses] / [Earned Premium]

If we do not believe that the severity is reasonable, we may select a different ultimate loss amount or ultimate count to make the resulting severity more reasonable. A revised selection would also be tested against the other parameters for reasonableness. For this segment, the ultimate severity (column (17)) for the last accident semester is 5% lower than the previous accident semester, but it is 7% higher than it was two semesters ago ($7,182 / $6,709), and the fitted annual trend of about 6.5% appears reasonable. Changes in our mix of business may be causing the volatility in severity over the recent periods. The pure premiums (column (21)) and loss ratios (column (22)) that result from the selected losses also appear to be within a reasonable range, thus we conclude that the ultimate loss selections are reasonable.

The required reserves and reserve adequacy in column (7) are then calculated by using the Identities as follows:

[Required Reserves]	=	[Total Ultimate Losses]	–	[Total Paid Losses]	=	$27,385K
[Reserve Adequacy]	=	[Held Reserves]	–	[Required Reserves]	=	$654K

Therefore, based upon this Accident Period analysis, our total held reserves are adequate by $654K.

Claim Counts and Frequency – The following chart contains columns (12) through (15) of Exhibit A:

	(12)	(13)	(14)	(15)
Accident			Incurred	Recorded
Semesters	CWP Rate	Ultimate	Counts	Counts
Ending	@ 6 Months	CWP Rate	Projection	Projection
PRIOR 3 yrs			6,032	6,035
Jun-2004	26.3%	37.9%	1,888	1,887
Dec-2004	29.4%	40.4%	2,145	2,142
Jun-2005	27.6%	41.3%	2,175	2,171
Dec-2005	26.3%	39.8%	1,827	1,825
Jun-2006	30.7%	41.8%	1,514	1,509
Dec-2006	29.2%	42.5%	1,222	1,215
Jun-2007	32.4%	47.2%	1,179	1,148
Dec-2007	28.7%	43.1%	1,449	1,379

			19,431	19,311

The CWP Rate is the percentage of reported claims that are “Closed Without any loss Payment.” In column (12), this percentage is calculated at 6 months of development. Column (13) shows our projections of the ultimate CWP rates. Changes in CWP rates are usually due to process changes. In this example, the previous process may have been to open claims as soon as they were reported, without sufficiently verifying whether coverage existed. Under another process, claims may not open until there is additional information regarding the validity of the claim, causing the CWP rate to decrease. Note that this change in process should not affect the closure rate, since the calculation of closure rate excludes claims closed without payment.

Claim counts shown in columns (14) and (15) represent our projections of estimated ultimate counts of claims with loss payment for each accident semester. These estimates are made using different sets of data for each projection, sorted and analyzed by accident semester.

•	The Incurred Count Projection (column (14)) uses feature counts for claims that have closed with loss payment, plus claims that are currently open (whether or not there have been payments on them).

•

The Recorded Count Projection (column (15)) uses feature counts for all claims that have been recorded. The projected ultimate recorded counts are multiplied by [100% minus the ultimate CWP rates in column (13)] for the same respective accident periods to derive the ultimate counts in column (15). We do this to get the ultimate counts for claims with loss payment.

The following chart shows the selected ultimate incurred counts, which considered the projections, underlying information and judgments discussed above. Also shown are the resulting frequencies, the change in frequency from period to period, and the 4-point and 8-point annual fitted exponential trends. These fitted trends represent the average annual change in frequency, considering the historical selections over the past two years (4 points) and four years (8 points).

	(16)		(19)	(20)
Accident	Indicated	(24)	=(16) /(24)	Semi-Annual
Semesters	Ultimate	Earned	Ultimate	Change In
Ending	Counts	Exposures	Frequency	Frequency
PRIOR 3 yrs	6,035	187,526	3.22%
Jun-2005	1,888	52,642	3.59%
Dec-2005	2,144	62,827	3.41%	-4.8%
Jun-2006	2,173	62,734	3.46%	1.5%
Dec-2006	1,826	56,287	3.24%	-6.3%
Jun-2007	1,512	50,881	2.97%	-8.4%
Dec-2007	1,219	47,667	2.56%	-13.9%
Jun-2008	1,164	44,804	2.60%	1.6%
Dec-2008	1,350	52,158	2.59%	-0.3%

Total	19,309	617,528	-7.6%	4 pt annual exp trend
			-10.5%	8 pt annual exp trend

Generally, we would expect frequency to have trends that reasonably reflect the Company’s mix of business and/or the industry results. For this segment, this may true, as we believe recent reductions in the frequency are due to a change in our mix of business and possibly other external causes affecting the industry. We discuss this with management in order to check the reasonableness of our assumptions. If we do not believe that the frequency is reasonable, we may select a different ultimate count to make the resulting frequency more reasonable. However, changes in the counts may also change the resulting severities.

Once we determine that the selected indicated loss amounts, frequencies, severities, pure premiums and loss ratios are what we consider to be reasonable, we are done with this phase of the analysis. However, we may re-visit some of these selections after we have done the record period and IBNR analyses if they result in significantly different conclusions.

As calculated above in column (7) of Exhibit A, our total held reserves are adequate by $654K based upon this accident period analysis. We may reduce the reserves by that amount, or we may change the reserves by an amount other than that. We base this judgment upon several factors such as the consistency or credibility of the indications in the review. When the credibility of the review is higher and the review is consistent, the overall reserve change will be closer to the indicated amount. The credibility is higher if our projections are relatively consistent with each other and the indications are consistent with prior reviews. On the other hand, if our projections are not reasonably consistent, or if there are recent changes in our indications of adequacy or trend, we attach less credibility to the current review.

The record period and IBNR analyses (shown on Exhibits C, D and E, and discussed later in this section) will determine how the adequacy is distributed by type of reserve, and how we should implement the changes by category.

Exhibit B – Accident Period Average Incurred Loss Development

This is one of the standard projections we use in our analysis for most segment reviews. It tends to be the projection that is weighted most heavily in our selections of indicated ultimate losses.

The top portion of Exhibit B (un-shaded area) contains actual data in a triangular format. The section of Exhibit B shown below includes the actual data from the last 8 accident semesters, evaluated at 6-month intervals (semi-annual). The figures in the Blue Shaded cells are projected data points, which will be discussed later. The last column shows ultimate severities that result from the analysis that follows. Note that these ultimate severities are also carried over to column (9) of Exhibit A, as discussed previously.

Semiannual Accident	AVERAGE INCURRED LOSSES - ACCIDENT PERIOD ANALYSIS
Periods Ending	1	2	3	4	5	6	7	8	Ultimate Severity
Jun-05	4,315	5,241	5,457	5,704	5,786	5,787	5,822	5,865	5,918
Dec-05	4,830	5,839	5,985	5,975	6,088	6,058	6,068	6,136	6,192
Jun-06	6,277	6,306	6,180	6,140	6,283	6,269	6,307	6,378	6,436
Dec-06	5,440	5,411	5,274	5,440	5,456	5,497	5,530	5,592	5,643
Jun-07	6,155	6,126	6,269	6,366	6,461	6,509	6,548	6,622	6,682
Dec-07	5,657	5,850	6,189	6,356	6,451	6,499	6,538	6,611	6,671
Jun-08	5,513	6,756	6,959	7,147	7,253	7,307	7,351	7,434	7,501
Dec-08	5,289	6,453	6,647	6,826	6,928	6,979	7,021	7,100	7,165

Each data point in the Average Incurred Loss development triangle	=	[Incurred Loss Dollars] [Incurred Counts]	(Incurred counts = claim features closed with loss payment + open features.)

Also recall that incurred losses that we use in our analysis are made up of paid losses plus case reserves. The case reserves are the adjuster estimates when they exist, or the averages from the case tables (per the actuarial reviews) when the adjusters have not made estimates.

The ending month of each accident semester is in the left-hand column. The evaluation points (across the top) represent 6-month periods. The first evaluation point is the same date as the end of each respective accident period. Each successive evaluation point is 6 months later. The last (i.e. most recent, or current) evaluation point for each accident semester is the end of December 2008. This is sometimes referred to as the “last diagonal.” This last diagonal is shown in Red on the chart above.

For example, for the accident semester ending December 2007, the loss amount and count data that underlie the average incurred losses (in Bold Blue, with the current evaluation being on the same line in Red) in the above chart are as follows:

	Accident Semester Ending Dec-07	Evaluated at Month-End
		Dec, 2007	Jun, 2008	Dec, 2008
(a)	Paid Losses ($000)	646	2,414	4,238
(b)	Adjuster Case Reserves ($000)	6,719	5,295	3,653
(c) = (a) + (b)	Incurred Losses ($000)	7,365	7,709	7,891
(d)	Features closed w/ Payment	322	677	969
(e)	Open features	980	641	307
(f) = (d) + (e)	Incurred Count	1,302	1,318	1,275
(g) = (c) / (f)	Average Incurred Loss ($)	5,657	5,850	6,189

The middle portion of Exhibit B contains the age-to-age development factors, or “link ratios” in a triangular format. Each link ratio represents the development from one evaluation point to the next. For example, the link ratios for the accident semester ending December 2007 are calculated as follows and summarized on the next page:

The development (of average incurred losses from the triangle at the top portion of Exhibit B) from evaluation point 1 to evaluation point 2 (or from December 2007 to June, 2008) = $5,850 / $5,657 = 1.034. This means that, during that 6-month maturity period, the average incurred losses for that accident period increased by 3.4 percent. Similarly, from June 2008 to December 2008 (evaluation point 2 to evaluation point 3), the ratio was $6,189 / $5,850 = 1.058, or a 5.8 percent increase in the average incurred loss during that interval.

These calculations are done for every pair of data points on the triangle. (Notice that the last diagonal in the chart below is again colored Red. Also, the second-last diagonal is colored Blue).

The purpose of this is to see how the claims have developed historically. This historical information is then used, along with other information and judgment, to estimate how the claims will develop in the future. If the data was “well-behaved,” you would expect the development factors to be consistent down each column. This would indicate that claim reporting, reserving and settlement patterns have been consistent throughout history.

You can see in the following table that the development factors are not consistent for State XYZ. We need to consider other parts of our analysis, as well as other information management can provide to try and understand the reasons for this inconsistent pattern. We use that information to select the factors for estimated future development.

In order to assist in this process, we average the development factors down each column in several ways. We also look at selections we made at the same intervals from previous reviews. This information is near the bottom of Exhibit B. Significant portions of this are also included in the chart below, along with the selected factors and the resulting ultimate severities.

Semiannual	Average Incurred Losses
Accident Periods	Age-to-Age Development Factors
Ending	1-2	2-3	3-4	4-5	5-6	6-7	7-8
Jun-05	1.215	1.041	1.045	1.014	1.000	1.006	1.007
Dec-05	1.209	1.025	0.998	1.019	0.995	1.002
Jun-06	1.005	0.980	0.993	1.023	0.998
Dec-06	0.995	0.975	1.031	1.003
Jun-07	0.995	1.023	1.016
Dec-07	1.034	1.058
Jun-08	1.225

		Average Factors and Selected Factors
	1-2	2-3	3-4	4-5	5-6	6-7	7-8
Avg. Last 4	1.062	1.009	1.010	1.015	0.996	1.009	1.005
Prior Select @ 6 Months	1.014	1.001	1.022	1.016	1.002	1.008	1.003
Prior Select @ 3 Months	1.130	1.030	1.007	1.021	1.007	1.011	1.009
Selected Factor (a)	1.220	1.030	1.027	1.015	1.007	1.006	1.011
Cumulative Factor (b) = (next (b)) × (a)	1.355	1.110	1.078	1.050	1.034	1.027	1.020
			Accident Semester Ending
	Dec-08	Jun-08	Dec-07	Jun-07	Dec-06	Jun-06	Dec-05
Last Diagonal (c) (from Average Incurred Loss Triangle)	5,289	6,756	6,189	6,366	5,456	6,269	6,068
Ultimate Severity (d) = (b) × (c)	7,165	7,501	6,671	6,682	5,643	6,436	6,192

Avg. Last 4 means the arithmetic average of the last four factors from that respective development interval (i.e., from the column directly above). This tells us how the average incurred losses have developed over that interval over the past four semesters. For example, for the 1-2 development interval,

Avg. Last 4	=	(0.995+0.995+1.034+1.225) 4	= 1.062

Since we review most segments every three months, the “Prior Selections” are shown for the most recent review (@ 3 months), and the review prior to that (@ 6 months). This gives us some perspective on how the actual development compares to our prior estimate of future development, and how our opinions have changed with updated information.

The Selected Factors are colored green in the chart above. The most significant amount of judgment goes into the selection of the development factor for the first age interval, “1-2”. This is because these claims are the least mature. Therefore, there is less information known about them. The selected factor of 1.220 is higher than the average of the last four factors, as well as both of the prior selections for that interval. The actual development factor from the most recent 6 months (i.e., the last diagonal) was 1.225. This is the highest that it has been in recent history, and the selection shows that we expect this higher development in the future.

Recall the discussion of the average adjuster case reserves from Exhibit A. They decreased (at the 6-month evaluation point) for each of the past three semesters. Not surprisingly, the average incurred losses have also decreased for each of the past three semesters (at the 6-month evaluation point, i.e., the first column). Therefore, we expect the future development on the incurred losses to be higher than recent history.

The Blue Shaded portion in the chart at the beginning of this section (and at the top of Exhibit B) shows how we expect the average incurred losses to develop over time based upon our selected factors. For example, for accident semester ending December 2008, the current evaluation of the average incurred losses (last diagonal) is $5,289 per claim. When this is multiplied by the selected 1-2 development factor of 1.220, the resulting average in the first Blue Shaded cell of that accident period is $6,453. That is what we project the average incurred losses to be for accident semester December 2008, when they are evaluated 6 months later (at June 2008). Similar calculations are done for each development period and each accident period. This technique is sometimes referred to as “completing the rectangle.”

When the selected age-to-age development factors are multiplied by each other from the current development point (last diagonal) to the ultimate development (when all claims are expected to be closed), the resulting factor is called the “Cumulative” loss development factor (LDF). The ultimate severity for each accident period is then the amount at the last diagonal, multiplied by the cumulative factor. For example, for the Accident Semester ending December 2008:

Ultimate Severity = $5,289 × 1.355 = $7,165

As explained previously (in the discussion of Exhibit A), ultimate severities are multiplied by the indicated ultimate counts, to derive the ultimate losses from this projection. Both the ultimate severities and the ultimate losses are carried onto Exhibit A, to be considered in the final selections.

There is another reasonableness test done on Exhibit B. We compare the adequacies that would be derived from several different selections of future loss development factors. This chart is from the box in the middle of Exhibit B, about 2/3 of the way across the page, and it is also carried onto Exhibit A for reference. It uses the identities as discussed previously:

Required Reserves = Total Ultimate Losses – Total Paid Losses

Reserve Adequacy = Held Reserves – Required Reserves

Reserve Adequacy based on defaulted and actual selections
of loss development factors using Average Incurred Development
Loss Development Factors	Adequacy ($000)
Average Last 4	3,835
2nd to Last Diagonal	1,951
Last Diagonal	3,154
Selected Avg Inc Indication	932
Selected Ultimate Indication	654

According to the final selections of indicated ultimate losses, the loss reserve adequacy is $654K. This calculation is summarized on Exhibit A. The chart shows that, according to our selections from the average incurred development projection, the adequacy would be $932K . We relied upon this projection, as well as the incurred loss development for our final selections.

Had we used default selections for the loss development factors from the average incurred development, our adequacy would have been higher. These default adequacies, as shown in the chart, are the result of the Average of the Last 4 factors, as well as the factors from the Second-Last Diagonal and the Last Diagonal. For example, the factors on the Last Diagonal are shown in Red above (on the triangle of Age-to-Age Development Factors). If the current losses would develop at the rate indicated by this set of factors, adequacy would be $3,154K. Similarly, if the current losses would develop according to the factors along the Second-Last Diagonal, as shown in blue above, adequacy would be $1,951K.

On average, our selected factors are higher than the default factors, because we expect the average incurred losses to develop at a higher rate in the future than they have in the recent past. Higher selected development factors lead to higher ultimate losses, which lead to higher required reserves, thus a lower reserve adequacy. Therefore, even though our selected adequacy is outside of the range of the default selections, we conclude that it is reasonable, based upon other information we have gained through the analysis.

Exhibit C – Record Period Analysis

This exhibit summarizes our record period analysis for this segment, so the claims are sorted and analyzed by record date. We utilize 6-month record periods (i.e., record semesters), which represent all claims that have been recorded during the 6-month period ending at the end of the designated month (in the left-hand column of the exhibit).

The record period analysis measures the adequacy of our case reserves. In other words, the estimated ultimate losses for each record period include losses for claims that have already been recorded. They do NOT include losses for unrecorded claims, thus they exclude IBNR.

The information summarized on this exhibit is similar to the information summarized on Exhibit A. The issues involved in the analysis of record period losses are similar to the issues for accident period losses. The calculations of the components of the analyses are also very similar. Therefore, the focus of this discussion will be to compare and contrast the results of Exhibit C (Record Period, or RP) with Exhibit A (Accident Period, or AP).

Reserve Adequacy – In both the RP and AP analyses, the selected adequacies for the paid projections are higher than those of the incurred projections. The reasons (e.g., changes in closure rate) were discussed with Exhibit A, and the same reasoning is relevant for record period development. Almost every one of the default AND selected adequacies is LOWER for the RP analysis than for the same respective projections in the AP analysis. This is summarized in the following chart, which pulls information from both Exhibits A and C:

	(1)	(2)	(5)
Reserve Adequacy	Incurred Projection ($000)	Avg. Incurred Projection ($000)	Indicated ($000)

	Accident Period Analysis (Exhibit A)

Selected	629	932	654

Avg Last 4	3,261	3,835
2nd Last Diag	624	1,951
Last Diag	3,470	3,154

	Record Period Analysis (Exhibit C)

Selected	(1,079)	(1,108)	(1,029)

Avg Last 4	559	1,378
2nd Last Diag	(1,436)	242
Last Diag	1,646	1,614

Since the record period development results in lower adequacy (or more inadequacy), the selected adequacy would be expected to be lower for case reserves than for total reserves. This implies that IBNR reserves are expected to be more adequate.

Severity – The timing difference between when accidents occur and when they are recorded will help explain how severities differ between the analyses. A given accident could occur in one accident period, but be reported in a later record period. Accidents are reported and recorded AFTER they occur, and severity is normally expected to change over time. Therefore, for a given period-ending date, the record period severity (for accidents from earlier periods) is expected to be DIFFERENT than the accident period severity for the same respective semester. The following chart illustrates this the differences in severity for this segment:

	Ultimate Severity
	Exh A (17)	Exh C (7)
Semesters Ending	Accident Periods	Record Periods
Jun-2005	5,926	5,404
Dec-2005	6,185	6,265
Jun-2006	6,464	6,651
Dec-2006	5,650	5,521
Jun-2007	6,699	6,770
Dec-2007	6,709	6,618
Jun-2008	7,568	7,333
Dec-2008	7,182	6,622

Counts – The indicated ultimate counts (shown in column (10) of Exhibit C and column (16) of Exhibit A) should also be similar, in aggregate, between the two analyses. If frequency is relatively flat and we are growing in volume, the aggregate claim counts should be higher for the accident period analysis than for the record year analysis due to the expected time lag between the occurrence and the recording of accidents. In this segment, we were actually declining in premium and exposure volume over most of the past two years, until a recent growth spurt. In addition, frequency had been decreasing over most of the period, but it flattened out over the past year. The aggregate accident period counts (19,309) are slightly lower than the aggregate record period counts (19,331), which is a reasonable result.

Based on the analyses in Exhibits A and C, we have determined the following (in $000’s):

Adequacy of total reserves, per accident period analysis	=	$654
Adequacy of case reserves, per record period analysis	=	($1,029)

Since IBNR Reserves = [Total Reserves] – [Case Reserves], then:

Adequacy of IBNR Reserves	=	[Total Reserves Adequacy]	–	[Case Reserves Adequacy]
	=	654	–	(1,029)
	=	1683

This calculation confirms that since the total reserves are adequate overall, and the case reserves are inadequate, the IBNR reserves are expected to be adequate.

In the next section we will discuss a separate analysis of “late reported claims” by lag period, in order to independently determine IBNR reserve adequacy. We compare the results of that analysis to the results above to test for reasonableness.

Exhibit D – Summary of Estimated IBNR

This exhibit discusses the IBNR analysis in our loss reviews. Section III of this report explained that IBNR reserves represent estimates of losses for claims that have already occurred but have not yet been recorded by the Company. These are sometimes called “late reported claims.”

Recall from Section III that late reported claims are grouped by their “lag” For instance, claims occurring in one quarter but not reported until the next quarter are “lag 1” claims. In order to reserve for IBNR, Loss Reserving projects ultimate incurred losses for each lag period and uses those losses to determine the amount of pure premium to reserve for IBNR for each accident period. In other words, we determine how many dollars of premium per exposure should be dedicated to accidents that have occurred but have not been recorded yet. This process is detailed in Exhibit E.

Once we have projected a needed pure premium for each accident period, we summarize the results as seen in Exhibit D. Exhibit D summarizes 4 1/2 years of required IBNR, by accident quarter. The relevant accident periods are shown in column (3). The most recent period should have the largest proportion of required IBNR, since it is expected to have the largest proportion of unreported claims. Therefore, we will focus on the most recent accident quarter. The following chart shows columns (1) through (9) from the December, 2008 row of Exhibit D:

Column	Description	Amount

(1)	Prior Review Future Pure Premium	$35.65
(2)	Calculated Pure Premium using 6-mo. Emerged	$34.05
(3)	Quarterly Record w/in Accident Period Ending	Dec-2008
(4)	Total Future Pure Premium	$33.52
(5)	Earned Exposures	26,942
(6)	Earned Premium	$8,437,252
(7)	Indicated IBNR = (4)×(5)	$903,099
(8)	Indicated IBNR Factor = (7) /(6)	10.7%
(9)	Current IBNR Factor	11.6%

Pure Premium is defined as Losses per Exposure (or per Earned Car Year).

At the time of the prior review, we projected that the required IBNR reserves were $35.65 per exposure (column (1)) for the most recent accident quarter. However, we now have updated information on claims that have been reported (or “emerged”) since that evaluation date, on accidents that occurred prior to that date. Based upon the emergence over the past 6 months, we now (retrospectively) project that the required IBNR reserves should have been $34.05 per exposure (column (2)) for the most recent accident quarter. Therefore, the actual emergence has been slightly lower than expected for this period.

Note that the “6 month emerged pure premium” of $34.05 is used in our judgment of future pure premium for accident quarter December 2008. However, it is based upon data from the June 2008 accident quarter, because June 2008 is the most recent quarter for which there has been 6 months of emergence. It is a retrospective result because it restates what we would have needed 6 months ago if we had the next 6 months of information at that time. The following chart shows the calculation of the retrospective indicated IBNR factor and the retrospective 6-month emerged pure premium for accident quarter June 2008, which are used in our judgments for accident quarter December 2008:

Column	Data for Acc Qtr June-2008	Amount

(10)	IBNR Emerged since June-2008	$570,118
(7)	Estimated Future Indicated IBNR	$202,219
(sum)	Retrospective Indicated IBNR @ Jun-08 = (10)+(7)	$772,337
(6)	Earned Premium	$7,197,385
(11)	Retro Indicated IBNR Factor @ Jun-08 = (sum)/(6)	10.7%
(5)	Earned Exposures	22,681
(2)	Retro 6 month emerged pure premium = (sum)/(5)	$34.05

The following chart shows the first 4 columns of Exhibit D for the eight most recent accident quarters:

(1)	(2)	(3)	(4)
Prior Review Future Pure Premium	Calculated Pure Premium Using 6 month Emerged	Quarterly Record within Accident Periods Ending	Selected Total Future Pure Prem
5.14	3.62	Mar-2007	3.44
5.69	4.11	Jun-2007	4.00
6.81	5.14	Sep-2007	4.78
7.58	5.64	Dec-2007	5.47
8.95	6.33	Mar-2008	6.59
11.31	9.00	Jun-2008	8.92
15.82	13.83	Sep-2008	11.74
35.65	34.05	Dec-2008	33.52

If you compare all of column (2) to column (1) on Exhibit D, you can see that we have generally experienced favorable IBNR emergence. As stated at the beginning of this section, the results of this case study are not intended to represent the actual results of the Company. Our intent is to illustrate and discuss issues that we consider during an analysis. The result in this case study may be due to:

•	Fewer claims than expected were reported (i.e., lower frequency than expected).
•	The severity of the “late reported claims” has been lower than expected.
•	There may have been a process change that impacts the timing of claim reporting and/or the severity of late reported claims.
•	There may be external forces that impact timing of claim reporting and/or the severity of the late reported claims.

Our selected pure premiums are based upon the actual emergence and development of “late reported claims” (by reporting lag period within each accident period), as well as judgment. They also include an expected level of inflation, since our current IBNR reserves need to be at the cost level that is relevant to each respective accident and record period. The selected “Future Pure Premiums” are shown in column (4). We selected $33.52 per exposure for the most recent accident period. The details of the calculations that make up these future pure premiums are included in Exhibit E, and explained later in this section.

The following chart shows columns (3) through (9) of Exhibit D for the eight most recent accident quarters:

(3)	(4)	(5)	(6)	(7) = (4) × (5) (8) = (7) /(6)		(9)
Quarterly Rec w/n Acc Periods Ending	Total Future Pure Prem	Earned Exposures	Earned Premium	Indicated IBNR	Indicated IBNR Factors	Current IBNR Factors
Mar-2007	3.44	26,502	7,425,622	91,225	1.2%	3.1%
Jun-2007	4.00	24,379	7,323,851	97,579	1.3%	3.0%
Sep-2007	4.78	24,375	7,367,666	116,551	1.6%	4.1%
Dec-2007	5.47	23,292	7,189,243	127,483	1.8%	4.5%
Mar-2008	6.59	22,123	7,035,903	145,689	2.1%	4.9%
Jun-2008	8.92	22,681	7,197,385	202,219	2.8%	5.7%
Sep-2008	11.74	25,217	7,724,378	295,929	3.8%	6.9%
Dec-2008	33.52	26,942	8,437,252	903,099	10.7%	11.6%

The indicated IBNR in column (7) represents the expected late emergence of features that have been incurred but not yet recorded for each respective accident period. Since pure premium (column (4)) is “Losses per Exposure”, you need to multiply it by the number of exposures during that period (column (5)) to get the expected amount of late recorded losses. For the accident quarter ending December 2008 shown above, this calculation is as follows:

Indicated IBNR	=	[Future Pure Premium]	×	[Earned Exposures]
	=	33.52	×	26,942
	=	903,099

In order to carry the appropriate level of IBNR reserves in the Company’s financials, we assign “IBNR Factors” to each trailing 3-month period of earned premium. Therefore, our IBNR reserves will change as our premium volume changes. Assuming profitability remains consistent, this should allow our IBNR reserves to keep up with inflation and changes in mix of business for months in which we do not complete a review.

The indicated IBNR factors in column (8) are then calculated as follows in the example above for the accident quarter ending December 2008:

Indicated IBNR Factor	=	[Indicated IBNR] [Earned Premium]

	=	903,099 8,437,252

	=	10.7%

The indicated factors in column (8) are less than the current factors in column (9). This is not surprising, since we experienced favorable emergence. We test the reasonableness of our indicated factors in column (8) by comparing these to the factors in column (11), which result from the actual emergence from the past 6 months added to the expected future emergence for the each respective accident quarter. This information is shown in the following excerpt from Exhibit D:

		(11)
(3)	(8)	6-mo
Quarterly Record within Accident Periods Ending	Indicated IBNR Factors	Emerged Indicated IBNR Factors
Sep-2006		1.3%
Dec-2006		1.5%
Mar-2007	1.2%	1.8%
Jun-2007	1.3%	1.9%
Sep-2007	1.6%	2.1%
Dec-2007	1.8%	2.9%
Mar-2008	2.1%	4.3%
Jun-2008	2.8%	10.7%
Sep-2008	3.8%
Dec-2008	10.7%

Each indicated factor from the current evaluation in column (8) would be compared to the “emerged” indicated factors in column (11) from 2 quarters prior (2 rows up). This shows that the selected indicated factors are reasonable, based upon the recent emergence patterns.

The bottom portion of Exhibit D summarizes the IBNR reserve adequacy, by comparing the indicated IBNR reserves to the carried (or held) IBNR reserves. This is summarized below:

($000)	IBNR Reserves
2,437	Indicated (Sum column 7)
4,452	Held IBNR
2,015	Adequacy = Held - Indicated

The indicated IBNR of $2,437K at the bottom of column (7) is the sum of the indicated IBNR for all accident periods, based upon the calculations as illustrated above. The carried (or held) IBNR of $4,452K is equal to each of the current IBNR factors in column (9) multiplied by each of the 3-month-ending earned premiums in column (6). The calculation shows that our IBNR reserves are $2,015K conservative.

As mentioned previously, IBNR Reserves = Total Reserves – Case Reserves.

Expected IBNR Reserve Adequacy	=	[Adequacy of Total Reserves] (Exhibit A)	–	[Adequacy of Case Reserves] (Exhibit C)
(per the accident	=	654	–	(1,029)
period and record period analyses)	=	1,683

Difference in IBNR Adequacy	=	[Adequacy per IBNR Analysis]	–	[Adequacy per Accident and Record Period Analyses]
(Per separate analyses)	=	2,015	–	1,683
	=	332

Since our total carried loss reserves for this segment are $28,038K (as shown on Exhibit A), this difference in IBNR adequacy of $332K is about one percent. We conclude that this is a reasonable difference.

We may revise our IBNR factors in the indicated direction, in order to move our carried IBNR reserves toward the indicated amount. By decreasing IBNR reserves and increasing case reserves, we would obtain a reserve level that is consistent with our indications. Therefore, the case, IBNR and total loss reserves for this segment will be a reasonable provision for the expected future payments on claims for which we are liable.

Exhibit E – IBNR Analysis

In order to estimate the indicated level of IBNR reserves, we need to estimate the expected future pure premiums by accident quarter. These selected pure premiums are shown in column (4) of Exhibit D. They are determined by summing the estimated future pure premiums for each report lag period within each accident quarter, adjusted for inflation. We select these lag pure premiums by grouping the claim data by lag period. We then sort and analyze the data by accident quarter for each lag period. Exhibit E summarizes the steps involved in this process.

Step 1: Selection of ultimate losses by accident period for each report lag group. We do this for 8 quarterly lag groups (from lag 0 quarters to lag 7 quarters); and for 5 annual lag groups (from lag 2 years to lag 6 years).

The lag 0 quarter includes all claims that are recorded in the same quarter in which the accidents occurred. Therefore, these are the reported claims as of the end of the accident quarter. The lag 1 quarter includes all claims that are recorded in the quarter following the quarter in which the accidents occurred. The following chart is an excerpt from page 1 of Exhibit E, showing the development of incurred losses for lag 1 by accident quarter, as well as the selected development factors and ultimate loss amounts:

Quarterly Record w/in Accident Period End	INCURRED LOSSES QUARTERLY LAG 1 - IBNR ANALYSIS
	0	1	2	3	4	Ultimate
Jun-07	473,607	400,046	393,187	374,912	353,414	320,368
Sep-07	523,663	444,461	382,911	458,488	390,422	372,461
Dec-07	772,190	700,711	604,762	577,760		524,747
Mar-08	553,743	496,540	466,983			414,268
Jun-08	559,263	621,759				508,232
Sep-08	673,829					527,186

Loss Development Factors (LDF)	0-1	1-2	2-3	3-4	4-5
Jun-07	0.845	0.983	0.954	0.943	0.923
Sep-07	0.849	0.862	1.197	0.852
Dec-07	0.907	0.863	0.955
Mar-08	0.897	0.940
Jun-08	1.112

Average Last 4	0.941	0.912	1.015	0.932	0.963
Weighted Avg. Last 4	0.940	0.905	0.996	0.942	0.970
Select	0.957	0.921	0.977	0.952	0.972
Cumulative	0.782	0.817	0.887	0.908	0.954
Ultimate Loss = [Incurred Loss (last diag)] × [Cumulative LDF]	527,186	508,232	414,268	524,747	372,461

The development column labeled “0” represents the incurred losses evaluated as of the end of the quarter that the claims were recorded. For example, the Red amount of $673,829 in the above chart represents the incurred loss amount for claims that occurred in the quarter ending September 2008 that were recorded in the quarter ending December 2008 (i.e. one lag quarter), evaluated as of the end of December 2008. Note that the accident quarter ending December 2008 has not yet experienced any lag 1 claims (since those would be recorded in the future, i.e., the first quarter of 2009). Thus, the most recent accident period in the lag 1 triangle is September 2008.

In order to select loss development factors for the IBNR analysis, we go through a process similar to what we do for the accident period and record period analyses. We use averages of the link ratios, as well as judgment in the selection process. We go through this selection process for each of the report lag groups.

Step 2:  Summarize the ultimate losses for all lag groups into an exhibit like that shown on page 2 of Exhibit E. A section from this exhibit is shown below. Note that the selected ultimate losses from the lag 1 analysis (above) are transferred to this chart in the lag 1 column.

Quarterly Rec w/n Acc Periods Ending
	ULTIMATE LOSSES QUARTERLY LAG 1-6 EMERGENCE

	1	2	3	4	5	6
Jun-07	320,368	77,327	52,106	13,905	23,755	16,108
Sep-07	372,461	34,944	53,028	29,579	8,235
Dec-07	524,747	40,514	48,554	33,479
Mar-08	414,268	106,068	54,175
Jun-08	508,232	61,886
Sep-08	527,186

Step 3:  Ultimate losses are “inflated” to the cost level of the last diagonal using the selected pure premium trend. We have selected an annual pure premium trend of +4.0 percent. This is based upon judgment, considering the historical severity and frequency trends for this segment. This is done because our objective is to estimate the required IBNR Reserves as of the current date, so we adjust the losses to the current cost level. The following chart is from the bottom of page 2 of Exhibit E and illustrates this point:

Quarterly Rec w/n Acc Periods Ending
	INFLATED ULTIMATE LOSSES QUARTERLY LAG 1-6 EMERGENCE
	(using a +4.0% Pure Premium Trend)
	1	2	3	4	5	6
Jun-07	336,466	80,420	53,661	14,180	23,989	16,108
Sep-07	387,359	35,987	54,078	29,870	8,235
Dec-07	540,412	41,316	49,032	33,479
Mar-08	422,472	107,113	54,175
Jun-08	513,240	61,886
Sep-08	527,186

Note that the June 2008 lag 1 inflated value of $513,240 is equal to the projected ultimate loss amount of $508,232 in the previous chart, adjusted for one quarter of the 4.0 percent annual trend to bring its monetary value forward one quarter to the current cost level:

$508,232 × 1.04 1/4 = $513,240

Step 4:  Divide the inflated ultimate loss amounts by the earned exposures (for each respective quarter in Column (5) on Exhibit D), to convert them to pure premium amounts. The results are shown on the top of page 3 of Exhibit E, and summarized on the chart below. This allows us to normalize these values. For example, the June 2008 lag 1 inflated pure premium is calculated as follows:

$513,240 / 22,681 = $22.629

Step 5:  Select projected pure premiums for each lag period, based upon this summary, as well as judgment. Those results are also shown at the bottom of the following chart:

[From col (5) of Exh D] Earned	Quarterly Rec w/n Acc
		INFLATED PURE PREMIUMS – QTRLY LAG 1-6
	Periods	(Inflated Ultimate Losses / Earned Exposures)
Exposures	Ending	1	2	3	4	5	6
24,379	Jun-07	13.801	3.299	2.201	0.582	0.984	0.661
24,375	Sep-07	15.892	1.476	2.219	1.225	0.338
23,292	Dec-07	23.202	1.774	2.105	1.437
22,123	Mar-08	19.096	4.842	2.449
22,681	Jun-08	22.629	2.729
25,217	Sep-08	20.906

	Avg Last 8	22.272	3.685	2.708	1.314	0.767	1.614
	Avg Last 4	21.458	2.705	2.243	1.048	0.638	0.732

	Select	21.458	2.705	2.243	1.048	0.638	0.732

IBNR for PIP and Physical Damage includes consideration of future salvage and subrogation recoveries, which can lead to distortions in the indicated pure premiums. To address this, the model has been enhanced to allow the analyst to develop salvage recoveries, subrogation recoveries, and gross losses separately.

Net Losses = Gross Losses – Salvage Recoveries – Subrogation Recoveries

This result is compared to the analysis using net losses as a reasonableness check to determine if the pure premium selections make sense. See section V of the report for a further explanation.

Step 6:  Inflate the selected pure premiums by the pure premium trend (of +4.0 percent annually for this segment) to the future periods for which the claims are expected to be reported.

For example, the selected pure premium for lag 2 is $2.705. The accident quarters that have future claims recorded two quarters after their occurrence are the accident quarters ending September 2008 and December 2008. All accident periods prior to that no longer need IBNR reserves from lag 2 for the current analysis. This is because those accidents have already been recorded as of the end of December 2008. However, the pure premium of $2.705 is at the cost level of December 2008 recorded values. Therefore, this pure premium needs to be inflated to the monetary level that is relevant for each future record period.

The chart at the bottom of page 3 of Exhibit E shows the results of these calculations. The chart below is a section from that exhibit to illustrate the calculations.

	21.458	2.705	2.243	1.048	0.638	0.732	0.521
Quarterly
Rec w/n Acc		FUTURE PURE PREMIUMS BY QUARTERLY LAG, INFLATED							Total
Periods									Future
Ending	1	2	3	4	5	6	7	8 - 27	Pure Prem
Jun-07							0.526	3.476	4.00
Sep-07						0.740	0.532	3.510	4.78
Dec-07					0.645	0.747	0.537	3.545	5.47
Mar-08				1.058	0.651	0.754	0.542	3.580	6.59
Jun-08			2.266	1.069	0.657	0.762	0.548	3.615	8.92
Sep-08		2.732	2.288	1.079	0.664	0.769	0.553	3.651	11.74
Dec-08	21.670	2.759	2.310	1.090	0.670	0.777	0.558	3.687	33.52
	Selected Pure Premiums from chart above:

The lag 2 selected pure premium of $2.705 is inflated by one quarter of the 4.0 percent annual trend for accidents that occur in the quarter ending September 2008 (since they will be recorded in the quarter ending March 2009), and by two quarters (i.e.  1/2 of a year) of the annual trend for accidents that occur in the quarter ending December 2008 (since they will be recorded in the quarter ending June 2009, i.e., two quarters in the future):

$2.705 × 1.04 1/2 = $2.759

Step 7:  For each accident quarter, calculate the total future pure premium by summing all lag periods’ future pure premiums. For example, the total future pure premium for accident quarter ending December 2008 is $33.52. This is the sum of the future pure premiums for accidents that occurred during this quarter, but are expected to be recorded in future quarters:

Lag 1	=	Claims expected to be recorded in the first quarter of 2009
	=	Future pure premium of 21.670

Lag 2	=	Claims expected to be recorded in the second quarter of 2009
	=	Future pure premium of 2.759

and so on, across the Dec-08 row of the chart above.

The total future pure premiums are then transferred to column (4) of Exhibit D (Summary of Estimated IBNR), in order to calculate the total indicated IBNR reserves.

Section VIII – Case Study:  Loss Adjustment Expense Reserve Review

When a claim occurs, the ultimate amount of the loss is not known until final settlement (payment) of that claim. Through the life of the claim, we need to make sure that our loss reserves are adequate for all future payments on that claim, as illustrated in Section VII. However, we also incur expenses to adjust claims. Costs incurred in this “loss adjustment” process are called “loss adjustment expenses” (LAE). Like loss reserves, we also need to make sure that our carried loss adjustment expense reserves are adequate to cover the future payment of these expenses as we settle our outstanding claims.

There are two major categories of loss adjustment expenses:

•

“Defense and Cost Containment” (DCC) Expenses. This category is comparable to, but not exactly the same as, what was called Allocated Loss Adjustment Expenses (ALAE) prior to the definition change by the National Association of Insurance Commissioners (NAIC) in 1998. Since 1998, this category includes:

¡       Defense and litigation-related expenses, whether internal or external

¡      Medical cost containment

¡       Other related expenses incurred in the defense of claims

•

“Adjusting & Other” (A&O) Expenses. This category is comparable to, but not exactly the same as, what was called Unallocated Loss Adjustment Expenses (ULAE) prior to the definition change by the NAIC in 1998. Since 1998, this category includes:

¡      Fees of external vendors involved in adjusting our claims

¡       Salaries and related overhead expenses relative to Company employees involved in a claim adjusting function

¡      Other related expenses incurred in determination of coverage

We hold both case and IBNR reserves for each expense category. We may revise any or all of the following parameters in order to achieve the desired changes to case and/or IBNR LAE reserves for a given segment:

•  Revise Case LAE Reserves by changing:

¡      Average reserves for DCC and/or A&O, which are applied to open claims below the threshold.

        (Note that the threshold for DCC expense reserves is usually $15,000 per claim, although very

        few case reserve amounts exceed that threshold. There is no threshold for A&O expense         reserves).

¡      The inflation factor, which can differ between DCC and A&O and which is applied to the averages in subsequent months

•  Revise IBNR LAE Reserves by changing:

¡      IBNR factors for DCC and/or A&O, which are applied to earned premium

We evaluate the adequacy of most of our LAE reserve segments at least two times per year. DCC expense reserves are analyzed separately from A&O expense reserves. Although we have fewer LAE segments than loss segments, we enhanced our analysis of LAE reserves in 2006 by segmenting the data into smaller groups that are more homogeneous.

The segment reviewed in this case study is for a sample state and coverage for personal auto. Note that the data in this example is not from any specific segment and any similarity to specific segments is coincidental. Also, the investigations that are undertaken, the conclusions that are drawn, and the selections that are made are not necessarily the same as those that we would make in an actual review. The results of this case study are also not intended to represent the actual results of the Company. Our intent is to illustrate and discuss many of the issues that we consider during our analysis, in order to make reasonable selections. The calculations involved in the process will also be explained.

The identities for loss reserves are also relevant for LAE reserves, as follows:

[Required LAE Reserves] = [Total Indicated Ultimate LAE] – [Total Paid LAE]

[LAE Reserve Adequacy] = [Held LAE Reserves] – [Required LAE Reserves]

Ultimate LAE is derived differently for each of the two major LAE categories (DCC and A&O). In general, we attempt to determine how these expenses will develop in the future based upon how they developed in the past. In order to make reasonable selections, we look at several parameters and also consider the business issues that underlie the data.

We include several exhibits in our reviews to summarize our analysis that are also used in our discussions with the relevant business units. In this section, we present and describe the summary exhibits -- Exhibit DCC, which summarizes the DCC expense analysis, and Exhibit ADJ, which summarizes the A&O expense analysis. Each exhibit is followed by an explanation of the calculations and a discussion of some of the issues that may be involved in the underlying data, as well as certain judgments we make in the selection process. We also discuss how different components of the analysis relate to each other.

Note that the DCC and A&O reserve reviews for a segment are usually done in the same month as a loss reserve review for that segment. Therefore, when loss projections are used in the DCC review, they are based on the projections from the loss review. Also note that rounding in the exhibits, as well as the order of calculation, may make some of the figures in the case study appear slightly out of balance.

State LMN Auto BI DCC (ALAE) as of September 30, 2008

ESTIMATED ULTIMATE DCC - ACCIDENT PERIOD ANALYSIS

		(2) = (12) × (22)	(3) = (7) + (8)						(9) use (1), (2), (3)			(10)	(11)
	(1)			(4)	(5)	(6)	(7) =	(8) =				(Proj Util Trgl)	(Proj Util Trgl)
	(Proj Pd Trgl)						(11) × (13) × (20)	(10) × (13) × (19)
Semiannual Accident Periods Ending	Paid DCC Method Ult ($000)	Paid DCC to Paid Loss Method Ult ($000)	Med. & Oth. + Att. & Legal Method Ult ($000)	Paid Total DCC To Date ($000)	Paid Med. & Oth. To Date ($000)	Paid Att. & Legal To Date ($000)	Indicated Ultimate Med. & Oth.	Indicated Ultimate Att. & Legal	Selected Ultimate DCC Total			Indicated Attorney Utilization	Indicated Medical Utilization
Prior 3 Years	3,178	3,184	2,995	3,119	194	2,925	184	2,811	3,119
Mar-2005	646	656	609	569	34	535	33	576	637			14.7%	13.3%
Sep-2005	956	988	903	766	37	729	38	865	949			10.4%	11.0%
Mar-2006	943	998	889	634	39	595	44	845	943			14.7%	12.6%
Sep-2006	1,165	1,218	1,101	554	35	519	47	1,054	1,162			14.4%	14.5%
Mar-2007	921	897	869	284	22	261	43	827	896			10.0%	8.6%
Sep-2007	1,071	1,091	1,050	178	21	157	59	991	1,071			12.2%	12.6%
Mar-2008	1,125	1,123	1,223	68	11	57	73	1,151	1,157			12.0%	12.4%
Sep-2008	1,612	1,667	1,656	10	5	5	81	1,575	1,645			15.0%	12.5%

Total	11,617	11,823	11,297	6,182	398	5,784	602	10,694	11,579

Paid DCC	6,182	6,182	6,182				398	5,784	6,182		4pt Trend	27.4%	25.1%
											8pt Trend	-0.2%	-0.9%

Required Reserve	5,436	5,641	5,115				204	4,911	5,397
Held Reserve	5,089	5,089	5,089						5,089
Reserve Adequacy	(346)	(552)	(26)						(308)
	(12)	(13)
	(Proj Loss Trgl)	(Proj Ct Trgl)				(17)						(19)	(20)
			(14)									(Proj Sev Trgl)	(Proj Sev Trgl)
Semiannual	Indicated	Indicated		(15)		Indicated
Accident	Ultimate	Ultimate	Earned Premium ($000)		(16)	Ultimate						Indicated	Indicated
Periods Ending	Loss ($000)	Loss Counts		Earned Exposures	Pure Premium	Loss Severity						Att. & Legal Severity	Med. & Oth. Severity
Prior 3 Years	55,956	11,858	110,303	415,310	135	4,719
Mar-2005	7,375	1,695	16,893	65,209	113	4,351						2,308	148
Sep-2005	7,944	1,796	17,808	71,798	111	4,423						4,621	193
Mar-2006	9,849	1,951	19,990	81,197	121	5,048						2,949	180
Sep-2006	11,640	1,855	22,326	86,394	135	6,275						3,942	177
Mar-2007	9,877	1,985	23,173	88,720	111	4,976				(18)		4,174	251
Sep-2007	10,969	1,939	23,898	95,008	115	5,657						4,200	241
Mar-2008	11,142	2,256	24,471	103,970	107	4,939		Current Reserve to Reserve Ratio:		16.4%		4,250	260
Sep-2008	13,091	2,387	27,766	119,015	110	5,484		Indicated Reserve to Reserve Ratio:		19.0%		4,400	270

	137,843	27,722	286,629	1,126,621	-2.2%	3.2%					4pt Trend	3.5%	6.0%
											8pt Trend	13.2%	18.0%

		(22)	(23) =						(24) =			(25) =	(26) =
	(21) =	(Proj Pd/ Pd)	(3) / (12)						(9) / (12)			(8) / (12)	(7) / (12)
Semiannual	(1) / (12)
Accident Periods Ending	Paid Ult DCC/ Loss	Paid to Paid Ult DCC/Loss	Med. & Oth. + Att. & Legal Ult DCC/Loss						Indicated Ultimate DCC/Loss $			Indicated Attorney & Legal/Loss $	Indicated Medical & Other/Loss $
Prior 3 Years	5.7%	5.7%	5.4%						5.6%			5.0%	0.3%
Mar-2005	8.8%	8.9%	8.3%						8.6%			7.8%	0.5%
Sep-2005	12.0%	12.4%	11.4%						11.9%			10.9%	0.5%
Mar-2006	9.6%	10.1%	9.0%						9.6%			8.6%	0.5%
Sep-2006	10.0%	10.5%	9.5%						10.0%			9.1%	0.4%
Mar-2007	9.3%	9.1%	8.8%						9.1%			8.4%	0.4%
Sep-2007	9.8%	10.0%	9.6%						9.8%			9.0%	0.5%
Mar-2008	10.1%	10.1%	11.0%						10.4%			10.3%	0.7%
Sep-2008	12.3%	12.7%	12.7%						12.6%			12.0%	0.6%

Exhibit DCC – Defense and Cost Containment Expense Reserve Analysis

This exhibit summarizes our accident period analysis of the adequacy of the DCC expense reserves for this segment. The claims are sorted and analyzed by accident date using 6-month accident periods (i.e., accident semesters). Each accident semester represents all claims that have occurred during the 6-month period ending at the end of the designated month (in the left-hand column of the exhibit).

Since this is an accident period analysis, it measures the adequacy of our total DCC expense reserves (case + IBNR). In other words, the estimated ultimate amounts for each accident period include DCC expenses for claims that have already been reported plus DCC expenses for claims that have not yet been reported.

In the following illustration, we discuss the analysis of total DCC, followed by the analyses of the two major components: Attorney & Legal and Medical & Other.

Total DCC Expense Analysis

The table below is a section from Exhibit DCC. It summarizes our selection of the estimated ultimate total DCC expenses by accident semester for the four most recent accident years.

	(1)	(2) =	(3) =		(9)
	(Proj Pd Trgl)	(12) × (22)	(7) + (8)	(4)	use (1),(2),(3)
Semiannual Accident Periods Ending	Paid DCC Method Ult ($000)	Paid DCC to Paid Loss Method Ult ($000)	Med. & Oth. + Att. & Legal Method Ult ($000)	Paid Total DCC To Date ($000)	Selected Ultimate DCC Total ($000)
Mar-2005	646	656	609	569	637
Sep-2005	956	988	903	766	949
Mar-2006	943	998	889	634	943
Sep-2006	1,165	1,218	1,101	554	1,162
Mar-2007	921	897	869	284	896
Sep-2007	1,071	1,091	1,050	178	1,071
Mar-2008	1,125	1,123	1,223	68	1,157
Sep-2008	1,612	1,667	1,656	10	1,645

Total	11,617	11,823	11,297	6,182	11,579

Paid DCC	6,182	6,182	6,182		6,182

	5,436	5,641	5,115	Required Reserves	5,397
	5,089	5,089	5,089	Held Reserves	5,089
	(346)	(552)	(26)	Reserve Adequacy	(308)

Columns (1) through (3) contain three projections that we typically use to estimate the ultimate amount of DCC expenses by accident semester. We use the results of the three projections in columns (1), (2) and (3) to select the ultimate DCC amounts shown in column (9). Note the volatility inherent in the last couple accident periods. For example, for the Sep-2008 period we are selecting ultimate expenses of $1,645K when only $10K has been paid to date (as shown in column (4)).

For the Paid DCC projections (column (1)), we project the paid DCC expenses to ultimate amount by organizing the historical paid DCC amounts in a triangular format (by accident period and by evaluation period).

Column (2) is the Paid DCC to Paid Loss or Paid-to-Paid projection. Similar to other projections, this one organizes the data in a triangular format, with each data point in the triangle being the ratio of paid DCC expense to paid loss. We project the ultimate Paid-to-Paid ratio by accident period, as shown in column (22). This ultimate ratio is then multiplied by the ultimate projected losses (as derived from analysis of the losses, and shown here in column (12)) for each respective accident period. The result (in column (2)) is the estimated ultimate DCC expense amount for each accident period. The following chart illustrates this calculation:

			(2) =
	(22)	(12)	(22) × (12)
Semiannual	(Proj Pd/Pd)	(Proj Loss Trgl)	Paid DCC
Accident	Paid	Indicated	to Paid Loss
Periods	to Paid Ult	Ultimate Loss	Method
Ending	DCC/Loss	($000)	Ult ($000)
Mar-2005	8.9%	7,375	656
Sep-2005	12.4%	7,944	988
Mar-2006	10.1%	9,849	998
Sep-2006	10.5%	11,640	1,218
Mar-2007	9.1%	9,877	897
Sep-2007	10.0%	10,969	1,091
Mar-2008	10.1%	11,142	1,123
Sep-2008	12.7%	13,091	1,667

Column (3) shows our third projection, the sum of Ultimate Medical & Other (column (7)) and Ultimate Attorney & Legal (column(8)). The expense dollars for these components are obtained by making projections of the utilization ratios and severities for the “Attorney & Legal” versus “Medical & Other” components of DCC expenses, using the following identity:

Expense Dollars = [Utilization Ratio] × [Loss Count] × [Expense Severity]

Utilization Ratio	=	[Ultimate Expense counts]
[Ultimate loss counts]

The utilization ratios and severities for each component are projected from triangles of the historical utilization ratios and severities for each component.

The following chart shows the indicated utilization ratios for each component:

	(10)	(11)
	(Proj Util Trgl)	(Proj Util Trgl)
Semiannual Accident Periods Ending	Indicated Attorney Utilization	Indicated Medical Utilization
Mar-2005	14.7%	13.3%
Sep-2005	10.4%	11.0%
Mar-2006	14.7%	12.6%
Sep-2006	14.4%	14.5%
Mar-2007	10.0%	8.6%
Sep-2007	12.2%	12.6%
Mar-2008	12.0%	12.4%
Sep-2008	15.0%	12.5%

The following chart shows the indicated severities for each component:

Semiannual	(19) (Proj Sev Trgl)	(20) (Proj Sev Trgl)
Accident Periods Ending	Indicated Att. & Legal Severity	Indicated Med. & Oth. Severity
Mar-2005	2,308	148
Sep-2005	4,621	193
Mar-2006	2,949	180
Sep-2006	3,942	177
Mar-2007	4,174	251
Sep-2007	4,200	241
Mar-2008	4,250	260
Sep-2008	4,400	270
4 pt Ann Exp Trend	3.5%	6.0%
8 pt Ann Exp Trend	13.2%	18.0%

The Attorney & Legal expenses over the two most recent accident years have generally been higher than the previous two years, which is the main driver of the increasing severity for total DCC expenses.

As mentioned earlier, the DCC expense dollars for each component are based upon the indicated utilizations and severities for that segment. This calculation is shown here for Attorney & Legal expenses:

	(10)	(13)	(19)	(8) =
Semiannual	(Proj Util Trgl)	(Proj Ct Trgl)	(Proj Sev Trgl)	(10) × (13) × (19)
Accident	Indicated	Indicated	Indicated	Indicated Ult.
Periods Ending	Attorney Utilization	Ultimate Loss Counts	Att. & Legal Severity	Att. & Legal ($000)
Mar-2005	14.7%	1,695	2,308	576
Sep-2005	10.4%	1,796	4,621	865
Mar-2006	14.7%	1,951	2,949	845
Sep-2006	14.4%	1,855	3,942	1,054
Mar-2007	10.0%	1,985	4,174	827
Sep-2007	12.2%	1,939	4,200	991
Mar-2008	12.0%	2,256	4,250	1,151
Sep-2008	15.0%	2,387	4,400	1,575

The following identities are used in the calculations above:

Expense Count	=	[Utilization Ratio] × [Loss Count]	=	(10) × (13)
Expense Severity	=	[Expense Dollars]	=	(19)
		[Expense Count]
Expense Dollars	=	[Expense Count] × [Expense Severity]	=	(10) × (13) × (19)

Once we have our three projections, we calculate the required reserves and the reserve adequacy for each of the three projections and for the selected amounts by using the identities:

[Required DCC Expense Reserves] =
[Total Indicated Ultimate DCC Expenses] – [Total Paid DCC Expenses]

[DCC Expense Reserve Adequacy] =
[Held DCC Expense Reserves] – [Required DCC Expense Reserves]

The results are shown at the bottom of columns (1) through (3) and (9). For this segment, we determined that our DCC expense reserves are inadequate by $308K. As a result of this analysis, we may increase our reserves by changing the case averages and the IBNR factors for the DCC expense category.

When making selections for many of the DCC segments we tend to give greater weight to the Paid-to-Paid projection. The logic behind this is that the legal costs for claims tend to be related to their loss costs. Although the losses may develop at a different rate than the expenses, the ultimate relationship tends to be consistent over time.

However, there can be changes in the claim adjustment process that would potentially cause this relationship to change. This may be due to changes in the legal/regulatory environment or to changes in the Company’s loss adjustment process. We discuss these issues with management to better understand the underlying data. We use additional approaches in our projections for segments in which we observe process changes, because the historical development may be less relevant for the future.

The following table shows the ratios of ultimate DCC expense dollars to ultimate loss dollars for this segment over the past eight accident semesters for the three methods:

(12)		(21) =	(22)	(23) =	(24) =
Indicated	Semiannual	(1) / (12)	(Proj Pd/Pd)	(3) / (12)	(9) / (12)
Ultimate Loss ($000)	Accident Periods Ending	Paid Ult DCC/Loss	Paid to Paid Ult DCC/Loss	Med. & Oth. + Att. & Legal Ult DCC/Loss	Selected Ultimate DCC/Loss
7,375	Mar-2005	8.8%	8.9%	8.3%	8.6%
7,944	Sep-2005	12.0%	12.4%	11.4%	11.9%
9,849	Mar-2006	9.6%	10.1%	9.0%	9.6%
11,640	Sep-2006	10.0%	10.5%	9.5%	10.0%
9,877	Mar-2007	9.3%	9.1%	8.8%	9.1%
10,969	Sep-2007	9.8%	10.0%	9.6%	9.8%
11,142	Mar-2008	10.1%	10.1%	11.0%	10.4%
13,091	Sep-2008	12.3%	12.7%	12.7%	12.6%

Each of the DCC/Loss Ratios	=	[Ultimate DCC Dollars for the Period*] [Ultimate Loss Dollars for the Period]	* from each of the projections

As discussed above for the Paid-to-Paid projection, the ultimate DCC/Loss ratios in column (22) are projections based on a triangle of the historical ratios of paid DCC to paid loss. The selected ultimate DCC/Loss ratios in column (24) use our selected ultimate DCC expense dollars from column (9). We also compare these selected ratios to those obtained by our analysis of Attorney & Legal and Medical & Other, as discussed earlier in this section.

For this segment, the DCC/Loss ratios have been fluctuating over the past four accident years, but the last four semesters are showing an increasing trend. In this example, we began spending more on defense and cost containment expenses in an attempt to keep our total loss severities lower. This may be due to higher amounts spent on each claim (severity) and/or a higher proportion of claims utilizing defense and cost containment expenses.

It is also useful to compare the sum of the DCC expense components to the total using the ratio of ultimate DCC expense dollars to loss dollars.

	(25) = (8) / (12)	(26) = (7) / (12)	(23) = (3) / (12)	(24) =
Semiannual Accident Periods Ending				(9) / (12)
	Indicated Attorney & Legal / Loss $	Indicated Medical & Other / Loss $	Med. & Oth. + Att. & Legal Ult DCC/Loss	Selected Ultimate DCC/Loss
Mar-2005	7.8%	0.5%	8.3%	8.6%
Sep-2005	10.9%	0.5%	11.4%	11.9%
Mar-2006	8.6%	0.5%	9.0%	9.6%
Sep-2006	9.1%	0.4%	9.5%	10.0%
Mar-2007	8.4%	0.4%	8.8%	9.1%
Sep-2007	9.0%	0.5%	9.6%	9.8%
Mar-2008	10.3%	0.7%	11.0%	10.4%
Sep-2008	12.0%	0.6%	12.7%	12.6%

The above DCC/Loss ratios use the ultimate DCC expense dollars for each of the components and the total. We also show the Selected Ultimate DCC/Loss ratios. Since the Medical & Other expenses make up only a small proportion of the total DCC expense dollars for this segment, the DCC/Loss ratios are driven by the Attorney & Legal component.

The contribution of the utilization and severity parameters to the total DCC expense dollars is also relevant in the analysis of each DCC expense component. In order to make the most appropriate reserve change for DCC expenses, we have to be comfortable with each of the parameters for each of the components in the analysis.

The final parameter to consider is the ratio of DCC expense reserves to loss reserves, as shown in column (18). The comparison of the current and indicated reserve/reserve ratios for this segment is as follows:

(18) DCC Reserves / Loss Reserves
Current:	16.4%
Indicated:	19.0%

This is a final reasonableness check of our other selections. We expect this ratio to be fairly consistent over time for a given segment. If there is a significant change from one review to the next, we may look at the ratio by accident period, which could indicate a change in the claim adjustment process. These observations would be discussed with claims management to get a better understanding of any process changes. For this segment, the indicated ratio is higher than the current ratio because our DCC reserves are inadequate.

PROGRESSIVE CORPORATION

State LMN Auto BI Adjusting & Other (ULAE) as of September 30, 2008

	(1)	(2)	(3)	(4)	(5)	(6)	(7)
						[Apply to Case]	[Apply to IBNR]
Quarterly Calendar End dates	A&O Counts	Paid Loss Capped	Paid Loss Uncapped	Total A&O Charged	A&O Charged Per A&O Count (4) / (1)	Ratio of A&O to Capped Paid Loss (4) / (2)	Ratio of A&O to Uncapped Paid Loss (4) / (3)
Dec-05	1,228	3,714,400	4,054,400	760,093	619	20.5%	18.7%
Mar-06	1,318	3,926,551	4,096,439	868,607	659	22.1%	21.2%
Jun-06	1,269	3,198,123	3,246,026	898,269	708	28.1%	27.7%
Sep-06	1,202	3,629,395	3,910,898	959,142	798	26.4%	24.5%
Dec-06	1,339	4,446,527	4,672,314	1,074,649	803	24.2%	23.0%
Mar-07	1,181	4,155,283	4,656,783	1,124,520	952	27.1%	24.1%
Jun-07	1,383	4,847,742	5,038,990	1,047,989	758	21.6%	20.8%
Sep-07	1,250	4,721,039	5,202,139	1,032,713	826	21.9%	19.9%
Dec-07	1,400	5,586,462	5,841,462	1,162,756	831	20.8%	19.9%
Mar-08	1,319	5,169,460	5,585,959	1,182,213	896	22.9%	21.2%
Jun-08	1,442	5,776,331	6,051,731	1,267,469	879	21.9%	20.9%
Sep-08	1,535	5,694,208	5,978,108	1,305,950	851	22.9%	21.8%
Wtd Avg for Oct-05 thru Sep-06					695	24.1%	22.8%
Wtd Avg for Oct-06 thru Sep-07					831	23.6%	21.9%
Wtd Avg for Oct-07 thru Sep-08					864	22.1%	21.0%
Year over year change					3.9%	-6.1%	-4.1%
						Case	IBNR
Selected @ Sep-08						22.1%	21.0%
Selected @ Mar-08						21.5%	20.4%
Carried A&O Paid to Paid Ratio						22.1%	22.1%
Revised A&O Paid to Paid Ratio

	(8)	(9)=	(10)	(11)=	(12)	(13)=	(14)
		(8) × { (6) or (7) }		(9) × (10)		(12) - (11)
	Loss Reserves	Incurred A&O	% Unpaid	Indicated A&O Reserve	Carried A&O Reserve	Reserve Adequacy	# A&O Reserves
Capped Case	24,823,202	5,485,928	50%	2,742,964	2,897,707	154,743	3,046
IBNR Reserve	4,493,977	943,735	90%	849,362	853,906	4,544
Total	29,317,179	6,429,663		3,592,325	3,751,613	159,287

Exhibit ADJ – Adjusting and Other Expense Reserve Analysis

This exhibit is a calendar period analysis of the adequacy of the “Adjusting & Other” (A&O) expense reserves for this segment. We calculate the ratio of paid A&O expenses to paid losses for each calendar quarter over the past three years. We then estimate the expected ratio going forward, which we use to determine the required A&O expense reserves.

The calculation of the Paid-to-Paid ratios is shown in the following excerpt from Exhibit ADJ:

	(2)	(3)	(4)	(6)	(7)
Quarterly Calendar End Dates	Paid Loss Capped @ 50,000	Paid Loss Uncapped	Total A&O Charged	[Apply to Case] Ratio of A&O to Capped Paid Loss (4) / (2)	[Apply to IBNR] Ratio of A&O to Uncapped Paid Loss (4) / (3)
Dec-06	4,446,527	4,672,314	1,074,649	24.2%	23.0%
Mar-07	4,155,283	4,656,783	1,124,520	27.1%	24.1%
Jun-07	4,847,742	5,038,990	1,047,989	21.6%	20.8%
Sep-07	4,721,039	5,202,139	1,032,713	21.9%	19.9%
Dec-07	5,586,462	5,841,462	1,162,756	20.8%	19.9%
Mar-08	5,169,460	5,585,959	1,182,213	22.9%	21.2%
Jun-08	5,776,331	6,051,731	1,267,469	21.9%	20.9%
Sep-08	5,694,208	5,978,108	1,305,950	22.9%	21.8%

	Wtd Avg for Oct-05 thru Sep-06			24.1%	22.8%
	Wtd Avg for Oct-06 thru Sep-07			23.6%	21.9%
	Wtd Avg for Oct-07 thru Sep-08			22.1%	21.0%

	Select @ Sep-08 (current rev)			22.1%	21.0%
	Select @ Mar-08 (prior rev)			21.5%	20.4%
	Carried A&O Paid to Paid Ratio				22.1%

For this segment, the paid A&O expenses in column (4) are used to calculate the ratios to paid losses capped at $50,000 per feature, as well as the ratios to uncapped paid losses. We use $50,000 as the basis for the capping of losses, because our experience has shown it is reasonable to assume that staff involvement does not increase proportionally as the size of the claim increases for larger claims.

The capped paid-to-paid ratios in column (6) are used to determine the needed A&O expense reserve for settling claims that are currently open. The uncapped paid-to-paid ratios in column (7) are used to determine the needed A&O expense reserve for claims that are not yet reported (IBNR).

For segments in which we recover significant salvage and/or subrogation, in particular PIP and Physical Damage segments, the IBNR ratio is calculated based on gross paid losses.

Gross Paid Losses = [Net Paid Losses] + [Salvage & Subrogation Recoveries]

Using the historical ratios as well as the 12-month-ending averages and the prior selected ratios, we select our estimated paid-to-paid ratios to be used in our reserve determination at the bottom of columns (6) and (7) (in Blue). Also note that the paid-to-paid ratio implied by our current carried A&O expense reserves is shown at the bottom of column (7).

For this segment, the ratios have been relatively level over the past six quarters, although they were higher during the year prior to that. As with other expense categories, we would look at reasons for changes in the ratios over time. The expenses allocated to this category are those related to the adjustment of claims, including fees of independent adjusters and salaries and related overhead expenses for Company employees involved in a claim adjusting function. Therefore, we would look at changes in claims staffing, claims inventory, claims processing and loss volume in order to determine reasons for changes in the ratios over time.

We also look at the average amount of A&O expense per claim (in column (5)) to see if there is a trend in the expense severity. The following excerpt illustrates this:

	(1)	(4)	(5)
Quarterly Calendar End Dates	A&O Counts	Total A&O Charged	A&O Charged Per A&O Count (4) / (1)
Dec-06	1,339	1,074,649	803
Mar-07	1,181	1,124,520	952
Jun-07	1,383	1,047,989	758
Sep-07	1,250	1,032,713	826
Dec-07	1,400	1,162,756	831
Mar-08	1,319	1,182,213	896
Jun-08	1,442	1,267,469	879
Sep-08	1,535	1,305,950	851

Wtd Avg for Oct-05 thru Sep-06			695
Wtd Avg for Oct-06 thru Sep-07			831
Wtd Avg for Oct-07 thru Sep-08			864

The “A&O Counts” in column (1) are the sum of the features closed with payment, the features closed without payment, and the number of open features.. The A&O expense severity for this segment has been fluctuating somewhat, but the overall trend has been an increase.

Columns (8) through (13) illustrate the calculation of our A&O expense reserve adequacy.

	(6) & (7)	(8)	(9) =	(10)	(11) =	(12)	(13) =

			(8) × { (6) or (7) }		(9) × (10)		(12) – (11)

	Selected Pd to Pd Ratios	Loss Reserves	Incurred A&O	% Unpaid	Indicated A&O Reserve	Carried A&O Reserve	Reserve Adequacy
Capped Case	22.1%	24,823,202	5,485,928	50%	2,742,964	2,897,707	154,743
IBNR Reserve	21.0%	4,493,977	943,735	90%	849,362	853,906	4,544
Total		29,317,179	6,429,663		3,592,325	3,751,613	159,287

The “Incurred A&O” in column (9) is the total ultimate incurred A&O expense for adjusting all claims that are currently reserved.

For currently open claims:

Incurred A&O	=	[Selected capped Paid-to-Paid ratio] 22.1% (column (6))	×	[Current Case Loss Reserves capped at $50,000] (column (8))

For claims not yet reported:
Incurred A&O	=	[Selected uncapped Paid-to-Paid ratio] 21.0% (column (7))	×	[Current IBNR Loss Reserves] (column (8))

For segments w/ significant salvage or subrogation recoveries, (whether claims are currently open or not yet reported):
Incurred A&O	=	[Selected Gross Paid-to-Paid ratio]	×	[Current Gross IBNR Loss Reserves]

The “% Unpaid” in column (10) has been determined from our time tracking studies. The underlying concept is that the majority of the A&O expense is paid when the claim is opened (or before it is opened), and the remainder is paid during the life of the claim until it is settled.

The “Indicated A&O Reserve” in column (11) represents the unpaid portion of the incurred A&O. This is compared to the carried reserve in column (12) in order to determine the adequacy of the A&O expense reserves in column (13).

Based on this analysis, our carried A&O expense reserves for this segment are conservative by about $159K. Almost all of the conservatism is in the case portion so we would likely decrease our A&O case average that applies to open features.

6300 WILSON MILLS ROAD MAYFIELD VILLAGE, OHIO 44143

440.461.5000 progressive.com